Filed pursuant to Rule 424(b)(3)
Registration No. 333-217320

PROSPECTUS SUPPLEMENT NO. 11

(To Prospectus Dated June 23, 2017)

Aerpio Pharmaceuticals, Inc.

27,367,117 Shares

Common Stock

This prospectus supplement no. 11 supplements the prospectus dated June 23, 2017, relating to the offering and resale of up to 27,367,117 shares of our common stock, par value $0.0001 per share, that were privately issued to selling stockholders in connection with a merger transaction and a private placement.

This prospectus supplement incorporates into our prospectus the information contained in our attached:

•	Quarterly report on Form 10-Q, which was filed with the Securities and Exchange Commission on May 15, 2018; and

•	Definitive Proxy Statement on Schedule 14A, which was filed with the Securities and Exchange Commission on May 15, 2018.

You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

Our common stock is presently quoted for trading on the OTC Markets – OTCQB tier, or OTCQB, under the symbol “ARPO.” On May 24, 2018, the closing price of our common stock, as quoted on the OTCQB, was $4.00 per share.

You should carefully consider matters discussed under the caption “Risk Factors” beginning on page 25 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 25, 2018.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2018

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File Number: 000-53057

Aerpio Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	EIN 61-1547850
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9987 Carver Road Cincinnati, OH	45242
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 985-1920

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.     Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

As of May 15, 2018, the registrant had 27,147,099 shares of common stock, $0.0001 par value per share, outstanding.

i

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements.

AERPIO PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2018	2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,763,781	$20,264,109
Prepaid research and development contracts	388,505	313,140
Other current assets	457,801	322,221

Total current assets	14,610,087	20,899,470
Furniture and equipment, net	103,191	107,223
Deposits	20,960	20,960

Total assets	$14,734,238	$21,027,653

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$3,622,568	$3,592,164

Total current liabilities	3,622,568	3,592,164
Commitments and contingencies (Note 11)
Stockholders’ equity:
Common stock, $0.0001 par value per share; 300,000,000 shares authorized and 27,146,099 and 27,070,038 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively.	2,715	2,707
Additional paid-in capital	127,097,143	125,995,438
Accumulated deficit	(115,988,188)	(108,562,656)

Total stockholders’ equity	11,111,670	17,435,489

Total liabilities and stockholders’ equity	$14,734,238	$21,027,653

The accompanying notes are an integral part of these condensed consolidated financial statements.

3

AERPIO PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

	Three months ended March 31,
	2018	2017
	(unaudited)
Operating expenses:
Research and development	$4,028,812	$2,255,584
General and administrative	3,447,836	2,504,001

Total operating expenses	7,476,648	4,759,585

Loss from operations	(7,476,648)	(4,759,585)
Grant income	—	35,657
Interest income (expense), net	51,116	(271,775)

Total other income (expense)	51,116	(236,118)

Net and comprehensive loss	$(7,425,532)	$(4,995,703)

Reconciliation of net loss attributable to common stockholders:
Net and comprehensive loss	$(7,425,532)	$(4,995,703)
Adjustment of redeemable convertible preferred stock to redemption value	—	(943,297)

Net loss attributable to common stockholders	$(7,425,532)	$(5,939,000)

Net loss per share attributable to common stockholders, basic and diluted	$(0.27)	$(1.06)

Weighted average number of common shares used in computing net loss per share attributable to common stockholders, basic and diluted	27,045,509	5,605,151

The accompanying notes are an integral part of these condensed consolidated financial statements.

4

AERPIO PHARMACEUTICALS, INC.

Consolidated Statement of Stockholders’ Equity

	For the Three Months Ended March 31, 2018
	Common Stock
	Shares	Par Value	Additional Paid-In Capital	Accumulated Deficit	Total
Balance at December 31, 2017	27,070,038	$2,707	125,995,438	$(108,562,656)	$17,435,489
Issuance of restricted stock	60,000	6	(6)	—	—
Issuance of common stock upon exercise of stock options	16,802	2	21,990	—	21,992
Forfeiture of restricted stock	(741)	—	—	—	—
Share-based compensation expense	—	—	1,079,721	—	1,079,721
Net and comprehensive loss	—	—	—	(7,425,532)	(7,425,532)

Balance at March 31, 2018	27,146,099	$2,715	$127,097,143	$(115,988,188)	$11,111,670

The accompanying notes are an integral part of these condensed consolidated financial statements.

5

AERPIO PHARMACEUTICALS, INC.

Consolidated Statements of Cash Flows

	Three months ended March 31,
	2018	2017
	(unaudited)
Operating activities:
Net and comprehensive loss	$(7,425,532)	$(4,995,703)
Adjustments to reconcile net and comprehensive loss to net cash used in operating activities:
Depreciation	12,530	13,656
Stock-based compensation	1,079,721	155,385
Amortization of debt issuance costs	—	75,561
Interest expense related to convertible note conversion	—	204,929
Changes in operating assets and liabilities:
Accounts receivable	—	(28,296)
Prepaid expenses and current other assets	(210,945)	(337,174)
Accounts payable and other current liabilities	30,404	982,521

Net cash used in operating activities	(6,513,822)	(3,929,121)
Investing activities:
Purchase of furniture and equipment	(8,498)	(2,208)

Net cash used in investing activities	(8,498)	(2,208)
Financing activities:
Proceeds from exercise of stock options	21,992	—
Proceeds from issuances of convertible notes	—	297,354
Proceeds from sale of common stock	—	40,247,775
Cash paid in connection with the sale of common stock	—	(3,084,385)

Net cash provided by financing activities	21,992	37,460,744

Net (decrease) increase in cash and cash equivalents	(6,500,328)	33,529,415
Cash and cash equivalents at beginning of year	20,264,109	1,609,694

Cash and cash equivalents, three months ended	$13,763,781	$35,139,109

Non-cash financing activities
Conversion of redeemable convertible preferred stock into common stock	$—	$74,701,187
Conversion of convertible notes and accrued interest into common stock	—	13,447,934
Accretion of redeemable convertible preferred stock to redemption value	—	943,297

The accompanying notes are an integral part of these condensed consolidated financial statements.

6

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. Nature of Organization and Operations

Aerpio Pharmaceuticals, Inc. (the “Company”) was incorporated as Zeta Acquisition Corp. II (“Zeta”) in the State of Delaware on November 16, 2007. Prior to the Merger, (as defined below), Zeta was a “shell company” (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended).

On March 3, 2017, the Company’s Board of Directors, and on March 10, 2017, the Company’s pre-Merger (as defined below) stockholders, approved an amended and restated certificate of incorporation, which, among other things, increased authorized capital stock from 100,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share, to 300,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

On March 15, 2017, Zeta changed its name to Aerpio Pharmaceuticals, Inc. and its wholly-owned subsidiary, Aerpio Acquisition Corp., a corporation formed in the State of Delaware on March 3, 2017, merged with and into Aerpio Therapeutics, Inc., (“Aerpio”), (the “Merger”), a corporation incorporated on November 17, 2011 in the State of Delaware. Pursuant to the Merger, Aerpio remained as the surviving corporation and became the Company’s wholly-owned subsidiary.

At the effective time of the Merger, the shares of the Aerpio’s (i) common stock issued and outstanding immediately prior to the closing of the Merger (including restricted common stock, whether vested or unvested, issued under the Aerpio’s 2011 Equity Incentive Plan), and (ii) redeemable convertible preferred stock issued and outstanding immediately prior to the closing of the Merger, were converted into shares of the Company’s common stock. In addition, immediately prior to the Merger, the outstanding amounts under certain senior secured convertible notes issued by Aerpio to its pre-Merger noteholders were converted into shares of Aerpio’s preferred stock, which were then converted to shares of Aerpio’s common stock and subsequently were converted into shares of the Company’s common stock, together with the other shares of the Aerpio’s common stock described above. In addition, pursuant to the Merger Agreement options to purchase shares of the Aerpio’s common stock issued and outstanding immediately prior to the closing of the Merger were assumed and converted into options to purchase shares of the Company’s common stock. All the outstanding capital stock of Aerpio was converted into shares of the Company’s common stock on a 2.3336572:1 basis.

As a result of the Merger, the Company acquired the business of Aerpio and will continue the existing business operations of Aerpio as a public reporting company under the name Aerpio Pharmaceuticals, Inc. Immediately after the Merger, on March 15, 2017, Aerpio converted into a Delaware limited liability company (the “Conversion”).

Immediately following the Conversion, the pre-Merger stockholders of Zeta surrendered for cancellation 4,000,000 of the 5,000,000 shares of the outstanding common stock of Zeta, (the “Share Cancellation”). Following the Share Cancellation, on March 15, 2017, the Company closed a private placement offering (the “Offering”) of 8,049,555 shares of the Company’s common stock, at a purchase price of $5.00 per share, for net proceeds of $37.2 million and the issuance of warrants with a term of three years, to purchase 317,562 shares of the Company’s common stock at an exercise price of $5.00 per share.

The Merger was treated as a recapitalization and reverse acquisition for financial reporting purposes. The Company is the legal acquirer of Aerpio in the transaction. However, Aerpio is considered the acquiring company for accounting purposes since (i) former Aerpio stockholders own in excess of 50% of the combined enterprise on a fully diluted basis immediately following the Merger and Offering, and (ii) all members of the Company’s executive management and Board of Directors are from Aerpio. In accordance with “reverse merger” or “reverse acquisition” accounting treatment, the unaudited condensed consolidated interim financial statements for the periods ended March 31, 2018 and March 31, 2017 include the accounts of the Company and its wholly owned subsidiary, Aerpio Therapeutics, LLC.

The Company is a biopharmaceutical company focused on advancing first-in-class treatments for ocular disease. The Company’s lead product candidate, AKB-9778, a small molecule activator of the Tie2 pathway, is being developed for the treatment of diabetic retinopathy (“DR”). Tie2 signaling is essential for regulating blood vessel development and the stability of mature vessels. The Company has completed a Phase 2a clinical trial in diabetic macular edema (“DME”), a swelling of the retina that is a common cause of vision loss in patients with DR and during the second quarter of 2017, initiated a twelve month, double blind Phase 2b clinical trial in patients with DR who have not developed more serious complications such as DME or proliferative diabetic retinopathy.

7

In addition, the Company has two pipeline programs. AKB-4924 is a drug candidate for the treatment of inflammatory bowel disease and ARP-1536, humanized monoclonal antibody is a drug candidate for ocular disease. Humanized antibodies are antibodies from non-human species whose protein sequences have been modified to increase their similarity to antibodies produced naturally in humans. The Company completed a Phase 1a clinical trial in healthy volunteers for AKB-4924 and APR-1536 is currently in preclinical development. Further development on the pipeline programs is subject to receiving additional funding, which the Company may seek through collaborations with potential strategic and commercial partners.

The Company’s operations to date have been limited to organizing and staffing the Company, business planning, raising capital, acquiring and developing its technology, identifying potential product candidates, and undertaking preclinical and clinical studies. The Company has not generated any revenues to date, nor is there any assurance of any future revenues. The Company’s product candidates are subject to long development cycles, and there is no assurance the Company will be able to successfully develop, obtain regulatory approval for, or market its product candidates.

The Company is subject to a number of risks similar to other life science companies in the current stage of its life cycle, including, but not limited to, the need to obtain adequate additional funding, possible failure of preclinical testing or clinical trials, the need to obtain marketing approval for its product candidates, competitors developing new technological innovations, the need to successfully commercialize and gain market acceptance of any of the Company’s products that are approved, and protection of proprietary technology. If the Company does not successfully commercialize any of its products or mitigate any of these other risks, it will be unable to generate revenue or achieve profitability.

Going Concern Considerations

The Company incurred losses from operations and had negative cash flows from operating activities for the three-month periods ended March 31, 2018 and 2017 and since inception. The Company’s current operating plan indicates that it will continue to incur losses from operations and generate negative cash flows from operating activities given ongoing expenditures related to the completion of its ongoing clinical trials and the Company’s lack of revenue generating activities. These events and conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company will need to raise additional funds in order to further advance its clinical research programs, commence additional clinical trials, operate its business and meet its obligations as they come due. The Company is pursuing financing alternatives, which include permanent equity financing, business development arrangements, licensing arrangements and business combination transactions. However, financing may not be available to the Company in the necessary time frame, in amounts that the Company requires, on terms that are acceptable to the Company, or at all. If the Company raises additional funds through collaboration, licensing or other similar arrangements, it may be necessary to relinquish valuable rights to its potential products or proprietary technologies, or grant licenses on terms that are not favorable to the Company. If the Company is unable to raise the necessary funds when needed or reduce spending on currently planned activities, it may not be able to continue the development of its product candidates or the Company could be required to delay, scale back, or eliminate some or all of its development programs and other operations and will materially harm its business, financial position and results of operations. Based on the Company’s current plans, it is anticipated that the existing cash and cash equivalents will allow the Company to conduct planned operations into the fourth quarter of fiscal year 2018.

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern and do not include adjustments that might result from the outcome of this uncertainty. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course of business. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s inability to obtain required funding in the near future could have a material adverse effect on its operations and strategic development plan for future growth. If the Company cannot successfully raise additional capital and implement its strategic development plan, its liquidity, financial condition and business prospects will be materially and adversely affected, and the Company may have to cease operations. Based on the Company’s current cash reserves of $13.8 million and current financial condition as of the date of this Quarterly Report on Form 10-Q, there is substantial doubt about the Company’s ability to continue as a going concern.

8

2. Summary of Significant Accounting Policies

Basis of Presentation

The unaudited condensed consolidated financial statements have been prepared in accordance with U.S. Securities and Exchange Commission (“SEC”) regulations and include all of the information and disclosures required by U.S. generally accepted accounting principles (“U.S. GAAP” or “GAAP”) for interim financial reporting, and, in the opinion of management include all adjustments necessary for a fair presentation of the results of operations, financial position and cash flows for each period presented. All adjustments are of a normal and recurring nature. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of Aerpio Pharmaceuticals, Inc. for the year ended December 31, 2017, included in the Annual Report on Form 10-K filed with the SEC on March 15, 2018. The results of operations for the interim periods are not necessarily indicative of results of operations for a full year. The Company’s condensed consolidated financial statements are stated in U.S. Dollars.

Segment Information

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company views its operations and manages its business in one operating segment, which is the business of developing and commercializing proprietary therapeutics. All the assets and operations of the Company’s sole operating segment are located in the U.S.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenue, if applicable, and expenses during the reporting period. Actual results may differ from those estimates. Management considers many factors in selecting appropriate financial accounting policies and controls and in developing the estimates and assumptions that are used in the preparation of these condensed consolidated financial statements. Management must apply significant judgment in this process. In addition, other factors may affect estimates, including expected business and operational changes, sensitivity and volatility associated with the assumptions used in developing estimates, and whether historical trends are expected to be representative of future trends. The estimation process often may yield a range of potentially reasonable estimates of the ultimate future outcomes, and management must select an amount that falls within that range of reasonable estimates. Estimates are used in the following areas, among others: fair value of the Company’s stock-based awards, accrued expenses, and income taxes.

Historically, the Company utilized various valuation methodologies in accordance with the framework of the American Institute of Certified Public Accountants Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, to estimate the fair value of its common stock. Each valuation methodology includes estimates and assumptions that require the Company’s judgment. These estimates and assumptions include a number of objective and subjective factors, including external market conditions.

The Company’s results can also be affected by economic, political, legislative, regulatory, and legal actions. Economic conditions, such as recessionary trends, inflation, interest and monetary exchange rates, government fiscal policies, and changes in the prices of research studies, can have a significant effect on operations. While the Company maintains reserves for anticipated liabilities and carries various levels of insurance, the Company could be affected by civil, criminal, regulatory or administrative actions, claims, or proceedings.

Cash and Cash Equivalents

Cash and cash equivalents consist of all cash on hand, deposits, and funds invested in short-term investments with remaining maturities of three months or less at the time of purchase. The Company may maintain balances with its banks in excess of federally insured limits.

Grant Income

Grant income is recognized as earned based on contract work performed.

9

Research and Development

Costs incurred in connection with research and development activities are expensed as incurred. Research and development expense consists of (i) employee-related expenses, including salaries, benefits, travel, and stock-based compensation expense; (ii) external research and development expenses incurred under arrangements with third parties, such as contract research organizations and consultants; (iii) the cost of acquiring, developing, and manufacturing clinical study materials; (iv) facilities and other expenses, which include direct and allocated expenses for rent and maintenance of facilities and laboratory and other supplies; and (v) costs associated with preclinical activities and regulatory operations.

The Company enters into consulting, research, and other agreements with commercial firms, researchers, universities, and others for the provision of goods and services. Under such agreements, the Company may pay for services on a monthly, quarterly, project, or other basis. Such arrangements are generally cancellable upon reasonable notice and payment of costs incurred. Costs are considered incurred based on an evaluation of the progress to completion of specific tasks under each contract using information and data provided to the Company by its clinical sites and vendors. These costs consist of direct and indirect costs associated with specific projects, as well as fees paid to various entities that perform certain research on behalf of the Company.

Patents

Costs incurred in connection with the application for and issuances of patents are expensed as incurred.

Income Taxes

Income taxes are recorded in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (ASC) Topic 740, Income Taxes (ASC 740), which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the condensed consolidated financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the condensed consolidated financial statement and tax bases of assets and liabilities and for loss and credit carryforwards using enacted tax rates anticipated to be in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that some or all of the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position, as well as consideration of the available facts and circumstances. As of March 31, 2018, and December 31, 2017, the Company does not have any significant uncertain tax positions. If incurred, the Company would classify interest and penalties on uncertain tax positions as income tax expense.

Net Loss per Share Attributable to Common Stockholders

The Company’s basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding for the period. The diluted net loss per share attributable to common stockholders is computed by adjusting the weighted average shares outstanding for the dilutive effect of common stock equivalents outstanding for the period, determined using the treasury stock method. For purposes of this calculation, stock options to purchase common stock, warrants, and unvested restricted stock awards are considered to be common stock equivalents but have been excluded from the calculation of diluted net loss per share attributable to common stockholders as their effect is anti-dilutive for all periods presented. Therefore, basic and diluted net loss per share attributable to common stockholders were the same for all periods presented.

Stock-Based Compensation

The Company accounts for its stock-based compensation awards in accordance with FASB ASC Topic 718, Compensation – Stock Compensation (ASC 718), which requires that all stock-based payments to employees, including grants of employee stock options and restricted stock, be recognized in the condensed consolidated statements of operations and comprehensive loss based on their fair values. All the Company’s stock-based awards are subject only to service-based vesting conditions. The Company estimates the fair value of its stock-based option awards using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including (a) the expected stock price volatility, (b) the calculation of expected term of the award, (c) the risk-free interest rate, and (d) expected dividends. The fair value of restricted stock awards is determined based on the Company’s estimated common stock value.

10

Due to the lack of a public market for the trading of the Company’s common stock and a lack of company-specific historical and implied volatility data, the Company has based its estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded. The computation of expected volatility is based on the historical volatility of a representative group of companies with similar characteristics to the Company, including stage of product development and life science industry focus. The Company believes the group selected has sufficient similar economic and industry characteristics and includes companies that are most representative of the Company.

The Company uses the simplified method as prescribed by the SEC Staff Accounting Bulletin No. 107, Share-Based Payment, to calculate the expected term, as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term for options granted to employees, and utilizes the contractual term for options granted to non-employees. The expected term is applied to the stock option grant group as a whole, as the Company does not expect substantially different exercise or post-vesting termination behavior among its employee population. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options.

Compensation expense related to awards to employees is calculated on a straight-line basis by recognizing the grant date fair value over the associated service period of the award, which is generally the vesting term. Awards to non-employees for the period ended March 31, 2018 are adjusted through stock-based compensation expense as the award vests to reflect the current fair value of such awards and are expensed using an accelerated attribution model.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash equivalents and accounts payable. The Company values cash equivalents using quoted market prices. The fair value of accounts payable approximates its carrying value because of its short-term nature.

The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. FASB ASC Topic 820, Fair Value Measurements and Disclosures (ASC 820), establishes a hierarchy of inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available.

Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances. The fair value hierarchy applies only to the valuation inputs used in determining the reported fair value of the investments and is not a measure of the investment credit quality. The three levels of the fair value hierarchy are described below:

•	Level 1 – Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date

•	Level 2 – Valuations based on quoted prices for similar assets or liabilities in markets that are not active or for which all significant inputs are observable, either directly or indirectly

•	Level 3 – Valuations that require inputs that reflect the Company’s own assumptions that are both significant to the fair value measurement and unobservable

11

To the extent that a valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. There were no transfers within the fair value hierarchy in the three months ended March 31, 2018. The assets of the Company measured at fair value on a recurring basis as of March 31, 2018 and December 31, 2017, are summarized below:

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
March 31, 2018
Assets:
Cash and cash equivalents	$13,763,781	$—	$—	$13,763,781

Total assets	$13,763,781	$—	$—	$13,763,781

December 31, 2017
Assets:
Cash and cash equivalents	$20,264,109	$—	$—	$20,264,109

Total assets	$20,264,109	$—	$—	$20,264,109

Concentrations of Credit Risk and Off-Balance Sheet Risk

Cash and cash equivalents are the only financial instruments that potentially subject the Company to concentrations of credit risk. At March 31, 2018 and December 31, 2017, all the Company’s cash was deposited in accounts at two principal financial institutions. The Company maintains its cash and cash equivalents with high-quality, accredited financial institutions and, accordingly, such funds are subject to minimal credit risk. The Company has no significant off-balance sheet concentrations of credit risk, such as foreign currency exchange contracts, option contracts, or other hedging arrangements.

Comprehensive Loss

Comprehensive loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, if any. Comprehensive loss equaled net loss for all periods presented.

Furniture and Equipment

Furniture and equipment is stated at cost, less accumulated depreciation. Furniture and equipment is depreciated using the straight-line method over the estimated useful lives of the assets, generally three to seven years. Such costs are periodically reviewed for recoverability when impairment indicators are present. Such indicators include, among other factors, operating losses, unused capacity, market value declines, and technological obsolescence. Recorded values of asset groups of furniture and equipment that are not expected to be recovered through undiscounted future net cash flows are written down to current fair value, which generally is determined from estimated discounted future net cash flows (assets held for use) or net realizable value (assets held for sale).

Research and Development Costs

Research and development costs are expensed as incurred.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes the impact of recently issued standards that are not yet effective will not have a material impact on its condensed consolidated financial position or results of operations upon adoption.

In March 2016, the FASB issued ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting.” This ASU is intended to simplify accounting for share-based payments and requires that excess tax benefits for share-based payments be recorded as a reduction of income tax expense and reflected within operating cash flows rather than being recorded within equity and reflected within financing cash flows. The ASU also provides an option for companies to recognize forfeitures as they occur rather than estimating the number of awards expected to be forfeited. The Company adopted this ASU on January 1, 2017 and has applied the new guidance related to excess tax benefits on a prospective basis. The Company also elected to account for forfeitures of share-based payments as they occur. The effect of adoption was not material to the condensed consolidated financial statements.

12

In February 2016, the FASB issued ASU 2016-02, “Leases.” This ASU will require lessees to recognize almost all leases on the balance sheet as a right-of-use asset and a lease liability. For statement of operations purposes, the FASB retained a dual model, requiring leases to be classified as finance leases or operating leases. This update is effective for interim and annual periods beginning after December 15, 2018, with early adoption permitted. The Company is currently assessing the effect that adoption of the new standard and developing a process to ensure that a complete population of leases is assessed under this ASU.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230). The objective of this update is to provide additional guidance and reduce diversity in practice when classifying certain transactions within the statement of cash flows. In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. This new standard requires that the statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. These standards are effective for financial statements issued for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company adopted these standards as of January 1, 2018. The adoption of these standards did not have an impact on the Company’s consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, “Stock Compensation—Scope of Modification Accounting.” This ASU provides clarification around which changes to the terms or conditions of a share-based payment award require the application of modification accounting under ASC 718. The Company adopted this ASU as of January 1, 2018. The adoption of this standard did not have an impact on the Company’s consolidated financial statements.

3. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses are as follows:

	March 31,	December 31,
	2018	2017
Accounts payable	$1,625,511	$1,276,537
Professional fees	380,973	277,217
Accrued bonus	1,053,413	833,650
Accrued vacation	124,711	69,549
Accrued project costs	373,218	1,069,852
Other	64,742	65,359

Total accounts payable and accrued expenses	$3,622,568	$3,592,164

4. Notes Payable to Investors

In March, April and July 2016, Aerpio entered into a senior secured convertible note financing (the “Convertible Notes” or the “Convertible Note Financing”) totaling approximately $18,000,000. The Convertible Notes accrued interest at 8% per annum, compounded annually. The Convertible Notes were also subject to mandatory prepayment upon the occurrence of certain events, such as a liquidation, dissolution, or the sale of Aerpio. In addition, and prior to maturity, the Convertible Notes were automatically convertible into shares of Aerpio capital stock upon the occurrence of a sale of Aerpio’s capital stock in a single transaction resulting in gross proceeds to Aerpio of $30,000,000 (hereinafter referred to as an “Investor Sale”). The type and class of Aerpio capital stock to be issued to the holder of each Convertible Note upon conversion would have been identical to the type and class of Aerpio capital stock issued in the Investor Sale. The holder of each Convertible Note was entitled to a number of shares of Aerpio capital determined by dividing (i) the outstanding principal amount of the Convertible Note plus any unpaid accrued interest by (ii) an amount equal to the price per share of Aerpio capital stock paid by the purchasers of such shares in connection with the Investor Sale. The Convertible Notes were secured by a first priority perfected security interest in all of the Aerpio’s assets.

In October 2016 and February 2017, Aerpio executed additional senior secured Convertible Note financings (the “Additional Convertible Notes” or the “Additional Convertible Note Financings”) totaling approximately $3,500,000 and $300,000 respectively, with certain preferred investors of Aerpio. The terms of the Additional Convertible Notes are identical to the Convertible Notes and are treated as extensions of the original Convertible Note Financing. The Company incurred $125,935 of costs associated with these transactions, which were amortized to the maturity date of March 31, 2017. In connection with the Additional Convertible Note Financings, the Convertible Notes were amended and their respective maturity dates were extended from October 31, 2016 to March 31, 2017. The amendments are accounted for as a modification for accounting purposes.

In connection with the Merger (Note 1) the Convertible Notes and accrued interest were converted into the Company’s common stock.

13

5. Common Stock

As of March 31, 2018 and December 31, 2017, the Company had 300,000,000 shares of authorized common stock with par value of $0.0001 per share.

The common stock has the following characteristics.

Voting

The holders of common stock are entitled to one vote for each share of common stock held at all meetings of stockholders and written actions in lieu of meetings.

Dividends

The holders of common stock are entitled to receive dividends, if and when declared by the Board of Directors. Since the Company’s inception, no dividends have been declared or paid to the holders of common stock.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Company, the holders of common stock are entitled to share ratably in the Company’s assets.

Other Restrictions

Certain other stockholders, and certain key employees, (the “Restricted Holders”) and any stockholders holding or beneficially owning 1% or more of our common stock after giving effect to the Merger, agreed, for a period of 12 months following the Closing Date, that it will not, directly or indirectly, effect or agree to effect any short sale (as defined in Rule 200 under Regulation SHO of the Securities Exchange Act of 1934 (“the Exchange Act”), whether or not against the box, establish any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) with respect to the common stock, borrow or pre-borrow any shares of common stock, or grant any other right (including, without limitation, any put or call option) with respect to the common stock or with respect to any security that includes, relates to or derives any significant part of its value from the common stock or otherwise seek to hedge its position in the common stock.

Warrants to Purchase Common Stock

At March 31, 2018 and December 31, 2017, the Company had warrants outstanding for the purchase of 317,562 shares of the Company’s common stock at an exercise price of $5.00 per share. The warrants have a three-year term and expire on March 15, 2020. The Warrants were issued in connection with the Offering. At the expiration date of the warrant, if the fair value of the Company’s common stock exceeds the exercise price, the warrant will be automatically exercised and the exercise price will be fulfilled through the net share settlement provisions. The number of shares and the exercise price shall be adjusted for standard ant-dilution events such as stock splits, combinations, reorganizations, or issue shares as part of a stock dividend.    Upon a change of control, the warrant holder will have the right to receive securities, cash or other properties it would have been entitled to receive had the warrant been exercised. The Warrants are equity classified instruments and do not contain contingent exercise provisions, or other features, that would preclude the Company from concluding that the Warrants are indexed solely to the Company’s stock.

6. Preferred Stock

At March 31, 2018, the Company had 10,000,000 shares of preferred stock, par value $0.0001 per share, in authorized capital. No preferred stock was issued and outstanding at March 31, 2018 and December 31, 2017.

7. Stock-Based Compensation

Pursuant to the Merger (Note 1), the Company assumed the Aerpio Therapeutics, Inc. 2011 Equity Incentive Plan (the “2011 Plan”). Options covering an aggregate of 881,289 and 898,962 shares of the Company’s common stock at March 31, 2018 and December 31, 2017 respectively, are still governed by the 2011 Plan except that all references in the 2011 Plan to Aerpio, will now be the Company.

14

In March 2017, the Company’s Board of Directors adopted, and the stockholders approved, the 2017 Stock Option and Incentive Plan (the “2017 Plan”), that became effective in April 2017. The 2017 Plan provides for the issuance of incentive awards up to 4,600,000 shares of common stock to officers, employees, consultants and directors, less the number of shares subject to issued and outstanding awards under the 2011 Plan that were assumed in the Merger. The 2017 Plan also provides that the number of shares reserved for issuance thereunder will be increased annually on the first day of each year beginning in 2018 by four percent (4%) of the shares of our common stock outstanding on the last day of the immediately preceding year or such smaller increase as determined by our Board of Directors. As of March 31, 2018 and December 31, 2017, 1,161,737 and 1,179,410 stock awards were outstanding under the 2017 Plan and the 2011 Plan. This excludes 733,570 inducement stock awards outside of the plans outstanding at March 31, 2018 and December 31, 2017.

Stock Options

The options granted generally vest over 48 months. For employees with less than one year’s service, options vest in installments of 25% at the one-year anniversary and thereafter in 36 equal monthly installments beginning in the 13th month after the initial Vesting Commencement Date (as defined), subject to the employee’s continuous service with the Company. Options granted to other employees vest in 48 equal monthly installments after the initial Vesting Commencement Date, subject to the employee’s continuous service with the Company. The options generally expire ten years after the date of grant. The fair value of the options at the date of grant is recognized as an expense over the requisite service period. No option awards were granted in the three months ended March 31, 2018 and 2017. As of both March 31, 2018 and December 31, 2017, 3,391,960 shares are reserved for issuance under the 2017 Plan.

The following table summarizes the stock option activity during the three months ended March 31, 2018:

	Stock Option Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value
Outstanding, January 1, 2018	1,912,980	$3.72	8.24	$2,738,704
Granted	—	—
Exercised	(16,802)	1.31
Expired/cancelled	(871)	1.50

Outstanding, March 31, 2018	1,895,307	$3.74	8.02	$2,678,056

Expected to vest, March 31, 2018	1,125,669	$5.13	9.49	$336,453
Options exercisable, March 31, 2018	769,638	$1.71	5.88	$2,341,603

Aggregate intrinsic value represents the estimated fair value of the Company’s common stock at March 31, 2018 in excess of the weighted average exercise price multiplied by the number of options outstanding or exercisable.

Compensation expense for stock options was $731,373 and $81,120 for the three months ended March 31, 2018 and 2017, respectively. As of March 31, 2018, there was $2,785,245 of unrecognized compensation cost related to stock options, which is expected to be recognized over a weighted average period of 1.77 years.

Restricted Stock

Shares of restricted stock generally have similar vesting terms as stock options. A summary of the Company’s restricted stock activity and related information during the three months ended March 31, 2018, is as follows:

	Restricted Stock Shares	Weighted Average Grant Date Fair Value
Nonvested, January 1, 2018	91,576	$2.12
Granted	60,000	4.75
Vested	(70,605)	3.39
Forfeited	(741)	2.20

Nonvested, March 31, 2018	80,230	$2.97

15

The Company recognized compensation expense for restricted stock of $348,348 and $74,265 for the three months ended March 31, 2018 and 2017, respectively. As of March 31, 2018, there was $104,843 of unrecognized compensation cost related to these restricted stock grants, which is expected to be recognized over a weighted average period of 0.47 years.

Compensation Expense Summary

The Company has recognized the following compensation cost related to employee and non-employee stock-based compensation activity:

	Three Months Ended March 31,
	2018	2017
Research and development	$59,064	$115,302
General and administrative	1,020,657	40,083

Total	$1,079,721	$155,385

8. Income Taxes

The Company did not record a current or deferred income tax expense or benefit for the three months ended March 31, 2018 and 2017, due to the Company’s net losses and increases in its deferred tax asset valuation allowance. The impacts of the 2017 Tax Act disclosed in the December 31, 2017 Form 10-K were provisional in nature and there have been no adjustments the provisional amounts in the three months ended March 31, 2018. We will continue to evaluate the provisional amounts in light of the requirements of the 2017 Tax Act until our 2017 Federal Income Tax Return is filed with the Internal Revenue Service Agency.

9. Net Loss per Share Attributable to Common Stockholders

The following table sets forth the computation of the Company’s basic and diluted net loss per share attributable to common stockholders for the periods presented:

	Three Months Ended March 31,
	2018	2017
Net and comprehensive loss	$(7,425,532)	$(4,995,703)
Adjustment of redeemable convertible preferred stock to redemption value	—	(943,297)

Net loss attributable to common stockholders	$(7,425,532)	$(5,939,000)

Net loss per share attributable to common stockholders, basic and diluted	$(0.27)	$(1.06)

Weighted average common shares used in computing net loss per share attributable to common stockholders, basic and diluted	27,045,509	5,605,151

The following weighted average common stock equivalents were excluded from the calculation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have had an anti-dilutive effect:

	Three Months Ended March 31,
	2018	2017
Options to purchase common stock	1,895,307	924,706
Unvested restricted stock	80,230	196,419
Warrants to purchase common stock	317,562	317,562

16

10. Commitments and Contingencies

The Company is a party to a lease covering 7,580 square feet of space in Cincinnati, Ohio. The Company signed a fourth lease amendment in March 2018, extending the lease through July 2021. The lease agreement contains free rent and escalating rent payments. Rent expense is recorded on the straight-line basis over the initial term with the differences between rent expense and rent payments recorded as deferred rent. In November 2017, the Company renewed a lease covering 687 square feet of space in Dexter, MI that expires in October 2019. Total rent expense for all operating leases was $37,376 and $51,289 for the three months ended March 31, 2018 and 2017, respectively. As of March 31, 2018, the Company had deferred rent of $31,042, which is included in accrued expenses in the accompanying condensed consolidated balance sheet. As of March 31, 2018, non-cancelable future minimum lease payments under the existing operating lease were $396,785. As of March 31, 2018, future payments related to operating leases activities are presented in the table below.

	2018	2019	2020 and Thereafter	Total
Operating leases	$83,659	$125,660	$187,466	$396,785

The Company contracts with various organizations to conduct research and development activities, including clinical trial organizations to manage clinical trial activities. The scope of the services under these research and development contracts can be modified and the contracts cancelled by the Company upon written notice. In the event of a cancellation, the Company would only be liable for the cost and expenses incurred to date.

11. Employee Stock Purchase Plan

In March 2017, the Board of Directors adopted and the stockholders approved, the Employee Stock Purchase Plan (the “ESPP”), that became effective in April 2017. The ESPP provides for the issuance of up to 300,000 shares of the Company’s common stock for the purchases made under the ESPP. The ESPP also provides that the number of shares reserved for issuance thereunder will be increased annually on the first day of each year beginning in 2018 by one percent (1%) of the shares of the Company’s common stock outstanding on the last day of the immediately preceding year or such smaller increase as determined by the Company’s Board of Directors. The Board of Directors has not yet determined the timing for the offering periods under the ESPP.

17

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion of the financial condition and results of operations of Aerpio Pharmaceuticals, Inc. should be read in conjunction with the condensed consolidated financial statements and the notes to those statements included in this Quarterly Report on Form 10Q for the period ended March 31, 2018. Some of the information contained in this discussion and analysis including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risk, uncertainties and assumptions. You should read the “Risk Factors” section of our Annual Report on Form 10K for the fiscal year ended December 31, 2017 for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q contains express or implied forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that are based on our management’s belief and assumptions and on information currently available to our management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements in this Quarterly Report on Form 10-Q include, but are not limited to, statements about:

•	the initiation, timing, progress and results of our research and development programs and future preclinical and clinical studies;

•	our ability to advance any product candidates into, and successfully complete, clinical studies and obtain regulatory approval for them;

•	the timing or likelihood of regulatory filings and approvals;

•	the commercialization, marketing and manufacturing of our product candidates, if approved;

•	the pricing and reimbursement of our product candidates, if approved;

•	the rate and degree of market acceptance and clinical utility of any products for which we receive marketing approval;

•	the implementation of our strategic plans for our business, product candidates and technology;

•	the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology;

•	our expectations related to the use of proceeds from private placement offering, and estimates of our expenses, future revenues, capital requirements and our needs for additional financing;

•	our ability to maintain and establish collaborations;

•	our financial performance;

•	developments relating to our competitors and our industry, including the impact of government regulation; and

•	other risks and uncertainties, including those listed under the caption “Risk Factors.”

In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the section entitled “Risk Factors” and elsewhere in this Quarterly Report on Form 10-Q. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this Quarterly Report on Form 10-Q and the documents that we reference in Quarterly Report on Form 10-Q and have filed with the Securities and Exchange Commission as exhibits hereto completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements.

18

The forward-looking statements in this Quarterly Report on Form 10-Q represent our views as of the date of this Report. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should therefore not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this Report.

Operating Overview

We are a biopharmaceutical company focused on advancing first-in-class treatments for ocular disease. Our lead product candidate, AKB-9778, a small molecule activator of the Tie-2 pathway, is being developed for the treatment of diabetic retinopathy, or DR, a disease characterized by progressive compromise of blood vessels in the back of the eye. The Tie2 receptor is expressed almost exclusively in endothelial cells (cells that line the inside of blood vessels) and its activity is essential for maintaining vascular stability and preventing blood vessel compromise associated with diabetes. We have completed a Phase 2a trial of AKB-9778 in 144 patients with diabetic eye disease. Based on the results from this trial, we believe AKB-9778 has the potential to stop, slow down or reverse the damage to blood vessels caused by diabetes. In contrast to marketed treatments for DR that are administered by a physician via intraocular injection, we intend to deliver AKB-9778 systemically by self-administered subcutaneous injection, similar to insulin. We believe that this delivery method provides an opportunity to treat diabetic eye disease at an earlier stage and reduces the likelihood of developing vision-threatening complications. In June 2017, we initiated a 48-week, double-masked, Phase 2b clinical trial, which we refer to as TIME-2b, in patients with DR who have not developed more serious complications such as diabetic macular edema, or DME or proliferative diabetic retinopathy, or PDR.

The TIME-2b study is a double-masked, placebo-controlled multi-center trial that is currently on-going and has enrolled 167 patients randomized evenly to receive either AKB-9778 15 mg subcutaneously once daily, AKB-9778 15 mg subcutaneously twice daily or placebo for a 48-week treatment period. The primary endpoint of the TIME-2b study is the percentage of patients who improve by at least 2 steps in DR Severity Score, or DRSS in the study eye.

Compromise of Tie2 function is also implicated in other vascular complications of diabetes. We believe systemic treatment with AKB-9778 may address some of the most debilitating of these complications, including diabetic nephropathy and peripheral vascular disease. If we are successful in developing and commercializing AKB-9778 for DR, we may conduct clinical trials to evaluate AKB-9778’s potential to reduce or delay the need for kidney dialysis and reduce amputations.

In addition to diabetic vascular disease, existing preclinical and clinical evidence suggest the potential of AKB-9778 for reducing intraocular pressure in primary open angle glaucoma, or POAG, and ocular hypertension. We plan to initiate a Phase 1b clinical trial in the second quarter of 2019 to evaluate AKB-9778, administered via topical eye drops, for POAG and, if we observe positive results, we expect to initiate a Phase 2 program for this indication.

We are also developing AKB-4924, a selective stabilizer of hypoxia-inducible factor-1 alpha, or HIF-1 alpha, that is being developed for the treatment of inflammatory bowel disease. HIF-1 alpha is involved in mucosal wound healing and the reduction of inflammation in the gastrointestinal tract. We have completed a single ascending dose clinical trial in healthy volunteers for AKB-4924 and plan to initiate a multiple ascending dose, or MAD study in the second quarter of 2018. If we successfully complete the MAD study, we expect to initiate a Phase 1b clinical study of AKB-4924 in patients with ulcerative colitis in the second half of 2018.

ARP-1536, our humanized monoclonal antibody directed at the same target as AKB-9778, is in preclinical development. We are evaluating development options for ARP-1536, including once-monthly subcutaneous injection for the treatment of diabetic vascular complications and once-monthly intravitreal injection for the treatment of advanced diabetic eye disease such as DME or PDR.

Our operations to date have been limited to organizing and staffing our company, business planning, raising capital, acquiring and developing our technology, identifying potential product candidates, and undertaking preclinical and clinical studies. We have not generated any revenues to date, nor is there any assurance of future revenues. Our product candidates are subject to long development cycles, and there is no assurance we will be able to successfully develop, obtain regulatory approval for, or market our product candidates. As of March 31, 2018, we had an accumulated deficit of $116.0 million and anticipate incurring additional losses for the next several years.

Our primary source of liquidity to date has been through the private placement offering of our common stock (the “Offering”) in March 2017 and the historical sales of redeemable convertible preferred stock, common stock and proceeds from convertible debt. The aggregate net proceeds from the Offering in March 2017 was $37.2 million. In 2017, we raised a total of $0.3 million through the issuance of secured convertible notes. We will need to raise additional funds to further advance our clinical research programs, commence additional clinical trials, and commercialize our products, if approved. While we continue to pursue financing alternatives, which may include equity financing, business development arrangements, licensing arrangements and business combination transactions, financing may not be available to us in the necessary time frame, in the amounts that we need, on terms that are acceptable to us or at all. If we are unable to raise the necessary funds when needed or reduce spending on currently planned activities, we may not be able to continue the development of our product candidates or we could be required to delay, scale back, or eliminate some or all of our development programs and other operations and will materially harm our business and consolidated financial position.

19

We expect to continue to incur significant expenses and operating losses for the foreseeable future. We expect our expenses will likely increase substantially in connection with our ongoing activities, as we:

•	continue our research and development efforts, primarily in connection with our ongoing TIME-2b clinical trial;

•	add personnel to support our clinical development program; and

•	operate as a public company.

We are subject to a number of risks similar to other life science companies in the current stage of our life cycle, including, but not limited to, the need to obtain adequate additional funding, possible failure of preclinical testing or clinical trials, competitors developing new technological innovations, and protection of proprietary technology. If we do not successfully mitigate any of these risks, we will be unable to generate revenue or achieve profitability.

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern and do not include adjustments that might result from the outcome of this uncertainty. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course of business. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s inability to obtain required funding in the near future could have a material adverse effect on its operations and strategic development plan for future growth. If the Company cannot successfully raise additional capital and implement its strategic development plan, its liquidity, financial condition and business prospects will be materially and adversely affected, and the Company may have to cease operations. Based on the Company’s current cash reserves of $13.8 million at March 31, 2018 and financial condition as of this Quarterly Report on Form 10-Q, there is substantial doubt about the Company’s ability to continue as a going concern. We believe our existing cash and cash equivalent will be sufficient to fund currently planned operations into the fourth quarter of fiscal year 2018.

Basis of Presentation

The following discussion highlights Aerpio’s results of operations and the principal factors that have affected our financial condition as well as our liquidity and capital resources for the periods described, and provides information that management believes is relevant for an assessment and understanding of the consolidated balance sheets and the consolidated statements of operation and comprehensive loss presented herein. The following discussion and analysis are based on the Company’s condensed consolidated financial statements contained in this Form 10-Q, which we have prepared in accordance with United States generally accepted accounting principles. You should read the discussion and analysis together with such consolidated financial statements and the related notes thereto.

Components of Statements of Operations and Comprehensive Loss

Operating Expenses

Research and Development. Research and development expenses consist primarily of compensation and related costs for personnel, including stock-based compensation, employee benefits and travel. These costs also consist of third-party service providers for our potential product development activities, third-party consulting services, laboratory supplies, research materials, medical equipment, computer equipment, and related depreciation and amortization. We expense research and development expenses as incurred. As we continue to invest in basic research and clinical development of our product candidates, we expect research and development expenses to increase in absolute dollars.

General and Administrative. Our general and administrative expenses consist primarily of compensation and related costs for personnel, including stock-based compensation, employee benefits and travel, for our finance, human resources and other administrative personnel. In addition, general and administrative expenses include third-party consulting, legal, patent, audit, accounting services, and facilities costs. General and administrative expenses have increased following the Merger due to additional legal, accounting, insurance, investor relations and other costs associated with being a public company, as well as other costs associated with growing our business.

20

Interest Income (Expense), net

Interest income, net for 2018 consists primarily of interest income received on our cash and cash equivalents. Interest expense, net for 2017 consists primarily of interest and amortization of debt issuance costs related to our secured convertible promissory notes. The secured convertible notes converted into shares of our common stock in connection with the Merger and Offering.

Grant Income

Grant income is recognized as earned based on contract work performed.

Results of Operations

Comparison of the Three Months Ended March 31, 2018 and 2017

Operating Expenses

	Three Months Ended March 31,
	2018	2017
Operating expenses:
Research and development	$4,028,812	$2,255,584
General and administrative	3,447,836	2,504,001

Total operating expenses	$7,476,648	$4,759,585

Research and Development

Research and development expenses for the three months ended March 31, 2018, increased approximately $1.8 million or 79%, compared to the three months ended March 31, 2017. This increase was the result of increased spending on our lead program, AKB-9778, partially offset by small decreases in spending on our pipeline programs AKB-4924 and ARP-1536.

The $1.9 million increase in spending in our lead program, AKB-9778, for the three months ended March 31, 2018, from the corresponding period in 2017 is primarily attributed to the ongoing cost of the double-blind Phase 2 DR clinical trial initiated in the second quarter of 2017.

The $0.1 million decrease in spending on our pipeline programs, for the three months ended March 31, 2018, from the corresponding period in 2017 is primarily due to our decision to focus on the lead program while pursuing alternative strategies to fund further development activities for one or both of the pipeline programs.

General and Administrative

General and administrative expenses in the three months ended March 31, 2018, increased approximately $1.0 million, or 38%, compared to the three months ended March 31, 2017. This increase was primarily attributable to a $1.0 million increase stock compensation expense, and a $0.5 million increase in personnel and related expenses offset by a decrease in legal expenses.

Other Income (Expense), net

	Three Months Ended March 31,
	2018	2017
Other income (expense):
Grant income	$—	$35,657
Interest income (expense), net	51,116	(271,775)

Total other income (expense), net	$51,116	$(236,118)

Grant income

Grant income is recognized as earned based on contract work performed. Grant income amounts can vary greatly from period to period depending on the funding and needs of the party for whom we perform the requested services.

21

Interest income (expense), net

Interest income in the three months ended March 31, 2018 reflects interest earned during the period on cash balances invested in short term money market instruments. The net proceeds received in the Offering on March 15, 2017, less cash used in operations, were available for investment. The interest expense in the corresponding three-month period in 2017 was primarily related to the senior secured convertible notes issued in fiscal 2016, totaling an aggregate principal amount of approximately $12.5 million, and one note financing in the first quarter of fiscal 2017, totaling an aggregate principal amount of approximately $0.3 million, offset in part by a small amount of interest income earned on invested cash balances. The notes accrued interest at the rate of eight percent (8%) per annum, compounded annually. The principal and accrued interest on the secured convertible notes was converted into common stock on March 15, 2017, in connection with the Merger.

Liquidity and Capital Resources

Since inception, we have incurred significant net losses and negative cash flows from operations. For the three months ended March 31, 2018 and 2017, we had net losses of $7.4 million and $5.0 million, respectively. At March 31, 2018 and December 31, 2017, we had an accumulated deficit of $116.0 million and $108.6 million, respectively.

At March 31, 2018, we had cash and cash equivalents of $13.8 million. To date, we have financed our operations principally through the Offering, private placements of our redeemable convertible preferred stock, common stock and issuances of secured convertible promissory notes. Based on our current plans, we expect that our existing cash and cash equivalents, will enable us to conduct our planned operations into the fourth quarter of fiscal 2018.

Additionally, in February 2018, we filed a shelf registration statement on Form S-3 with the SEC. The shelf registration statement allows us to sell from time-to-time up to $150 million of common stock, preferred stock, debt securities, warrants, or units comprised of any combination of these securities, for our own account in one or more offerings. The shelf registration statement is intended to provide us flexibility to conduct registered sales of our securities, subject to market conditions and our future capital needs. The terms of any offering under the shelf registration statement will be established at the time of such offering and will be described in a prospectus supplement filed with the SEC prior to the completion of any such offering.

We could potentially use our available financial resources sooner than we currently expect, and we may incur additional indebtedness to meet future operation liquidity. We continuously evaluate our needs for additional capital and consider opportunities on an ongoing basis, including capital from many different sources including equity capital, strategic alliances, business development debt, collaborations and business combinations. Adequate additional funding may not be available to us on acceptable terms or at all. In addition, although we anticipate being able to obtain additional financing through non-dilutive means, we may be unable to do so. Our failure to raise capital as and when needed could have significant negative consequences for our business, financial condition and results of operations.

The following table summarizes our cash flows for the periods presented:

	Three Months Ended March 31,
	2018	2017
Net cash used in operating activities	$(6,513,822)	$(3,929,121)
Net cash used in investing activities	(8,498)	(2,208)
Net cash provided by financing activities	21,992	37,460,744

Net (decrease) increase in cash and cash equivalents	$(6,500,328)	$33,529,415

Operating Activities

We have historically experienced negative cash outflows as we developed AKB-9778, ARP-1536 and AKB-4924. Our net cash used in operating activities primarily results from our net loss adjusted for non-cash expenses and changes in working capital components. Our primary uses of cash from operating activities are amounts due to contract research organizations for the conduct of our clinical programs, employee-related expenditures for research and development and general and administrative activities. Our cash flows from operating activities will continue to be affected principally by increased spending to advance of our product candidates in the clinic, personnel to support those activities and other operating and general administrative activities.

22

For the three months ended March 31, 2018, operating activities used $6.5 million in cash, primarily as a result of our net loss of approximately $7.4 million, offset by $1.1 million in non-cash expenses that consisted primarily of stock compensation expense and depreciation expense and $0.2 million from decreases in net working capital. For the three months ended March 31, 2017, operating activities used $3.9 million in cash, primarily as a result of our net loss of $5.0 million, offset by $0.6 million in increases in net working capital and $0.5 of non-cash expenses consisting of stock compensation expense, non-cash interest expense, amortization of debt issuance costs and depreciation expense.

Investing Activities

Cash used in investing activities for the three-month periods ended March 31, 2018 and 2017, was due to capital expenditures to support our operations.

Financing Activities

During the three months ended March 31, 2018, we received $21,992 from the exercise of stock options.

During the three months ended March 31, 2017, we received net proceeds of $37.2 million from the sale of common stock at $5.00 per share, issued in the Offering and $0.3 million in January from an extension to the Aerpio senior secured convertible notes. The outstanding principal and accrued interest under the secured convertible notes was converted into shares of Aerpio common stock immediately prior to the effective time of the Merger, and exchanged for shares of our common stock pursuant to the Merger.

Contractual Obligations and Commitments

There have been no material changes outside the ordinary course of business during the period covered by this Form 10-Q from the contractual obligations and commitments as of December 31, 2017 described in our Annual Report on Form 10-K filed with the SEC on March 15, 2018.

Off-Balance Sheet Arrangements

As of March 31, 2018 and December 31, 2017, we did not have any off-balance sheet arrangements as defined by applicable SEC regulations.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles or GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, expenses and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.

We believe that the assumptions and estimates have the greatest potential impact on our consolidated financial statements. Therefore, we consider these to be our critical accounting policies and estimates. For further information on all our significant accounting policies, see the notes to our financial statements.

JOBS Act Accounting Election

We are an “emerging growth company” within the meaning of the JOBS Act. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies that are not emerging growth companies.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

We are a smaller reporting company, as defined by Rule 12b-2 of the Exchange Act, and are not required to provide the information required by this Item.

23

Item 4. Controls and Procedures.

Management’s Evaluation of our Disclosure Controls and Procedures

Under the supervision of and with the participation of our management, including our Chief Executive Officer, who is our principal executive officer, and our Chief Financial Officer, who is our principal financial officer, we conducted an evaluation of the effectiveness of our disclosure controls and procedures as of March 31, 2018, the end of the period covered by this Quarterly Report. The term “disclosure controls and procedures,” as set forth in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, means controls and other procedures of a company that are designed to provide reasonable assurance that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms promulgated by the SEC. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the company’s management, including its principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure.

In designing and evaluating our disclosure controls and procedures, management recognizes that disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met. Additionally, in designing disclosure controls and procedures, our management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible disclosure controls and procedures. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with policies or procedures may deteriorate. Because of the inherent limitations in a control system, misstatements due to error or fraud may occur and not be detected.

Based on this evaluation, management concluded that our internal control over financial reporting was effective as of March 31, 2018.

Changes in Internal Control over Financial Reporting

During the quarter ended March 31, 2018, there have been no changes in our internal control over financial reporting, as such term is defined in Rules 13a-15(f) and 15(d)-15(f) promulgated under the Securities Exchange Act of 1934, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

24

PART II—OTHER INFORMATION

Item 1. Legal Proceedings.

We are not currently subject to any material legal proceedings.

Item 1A. Risk Factors.

Investing in our common stock involves a high degree of risk. For a detailed discussion of the risks that affect our business, please refer to the section titled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. There have been no material changes to our risk factors as previously disclosed in our Annual Report on Form 10-K.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

In January 2018, the Company issued 60,000 shares of restricted stock to two consultants at a weighted average share price of $4.75. In February 2018, the Company repurchased 741 shares of common stock, unvested under a restricted stock agreement at the time the agreement was terminated. In addition, in February 2018, the Company issued 16,802 shares of common stock at a weighted average share price of $1.31 in connection with stock option exercises under the Aerpio Therapeutic, Inc. 2011 Equity Incentive Plan.

Item 3. Defaults Upon Senior Securities.

None

Item 4. Mine Safety Disclosures.

Not applicable.

Item 5. Other Information.

None

25

Item 6. Exhibits.

Furnish the exhibits required by Item 601 of Regulation S-K (§ 229.601 of this chapter).

Exhibit Number	Description

10.1	Fourth Amendment to Office Lease and Assignment and Assumption of Lease, dated March 29, 2018, by and between Blue Ash Landings Acquisition, LLC and Aerpio Pharmaceuticals, Inc. (incorporated herein by reference to Exhibit 10.1 to the Company’s 8-K filed with the Securities and Exchange Commission on April 2, 2018, File No. 000-53057)

31.1*	Certification of Principal Executive Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Certification of Principal Financial Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1**	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2**	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith.
**	The certification furnished in Exhibit 32.1 hereto is deemed to be furnished with this Quarterly Report on Form 10-Q and will not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Registrant specifically incorporates it by reference.

26

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AERPIO PHARMACEUTICALS, INC.

Date: May 15, 2018	By:	/s/ Stephen Hoffman, M.D., Ph.D.
Stephen Hoffman M.D., Ph.D.
Director, Chief Executive Officer (Principal Executive Officer)

Date: May 15, 2018	By:	/s/ Michael Rogers
Michael Rogers
Chief Financial Officer (Principal Financial and Principal Accounting Officer)

27

Exhibit 31.1

CERTIFICATION PURSUANT TO

RULES 13a-14(a) AND 15d-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934,

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Stephen Hoffman, certify that:

1.	I have reviewed this quarterly report on Form 10Q of Aerpio Pharmaceuticals, Inc.

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	(Paragraph omitted pursuant to SEC Release Nos. 33-8238/34-47986 and 33-8392/34-49313);

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 15, 2018	By:	/s/ Stephen Hoffman, M.D., Ph.D.
Stephen Hoffman, M.D., Ph.D.
Chief Executive Officer
(Principal Executive Officer)

Exhibit 31.2

CERTIFICATION PURSUANT TO

RULES 13a-14(a) AND 15d-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934,

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Michael Rogers, certify that:

1.	I have reviewed this quarterly report on Form 10Q of Aerpio Pharmaceuticals, Inc.

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	(Paragraph omitted pursuant to SEC Release Nos. 33-8238/34-47986 and 33-8392/34-49313);

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 15, 2018	By:	/s/ Michael Rogers
Michael Rogers
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

Exhibit 32.1

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Aerpio Pharmaceuticals, Inc., (the “Company”) on Form 10-Q for the period ending March 31, 2018 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that to my knowledge:

(1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Date: May 15, 2018	By:	/s/ Stephen Hoffman, M.D., Ph.D.
Stephen Hoffman, M.D., Ph.D.
Chief Executive Officer
(Principal Executive Officer)

Exhibit 32.2

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Aerpio Pharmaceuticals, Inc., (the “Company”) on Form 10-Q for the period ending March 31, 2018 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that to my knowledge:

(1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Date: May 15, 2018	By:	/s/ Michael Rogers
Michael Rogers
Chief Financial Officer
(Principal Financial Officer and
Principal Accounting Officer)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

AERPIO PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

AERPIO PHARMACEUTICALS, INC.

9987 Carver Road

Cincinnati, Ohio 45242

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

June 20, 2018

Dear Aerpio Stockholder:

I am pleased to invite you to attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Aerpio Pharmaceuticals, Inc. to be held on Wednesday, June 20, 2018 at 10:30 a.m. Eastern Time at 620 Eighth Avenue, New York, NY 10018 for the following pur1poses:

•	To elect three Class I directors, Cheryl Cohen, Caley Castelein and Stephen Hoffman, to hold office until the 2021 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal;

•	To ratify the appointment of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

•	To approve the Amended and Restated 2017 Employee Stock Purchase Plan; and

•	To transact any other business that properly comes before the Annual Meeting (including adjournments and postponements thereof).

The Board of Directors has fixed April 21, 2018 as the record date for the meeting. All stockholders of record on that date are entitled to notice of and to vote at the meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. You may vote by returning the enclosed proxy in the envelope provided, or vote by telephone, or over the Internet or in person at the Annual Meeting.

Thank you for being an Aerpio stockholder. We look forward to seeing you at our Annual Meeting.

By Order of the Board of Directors,

Dr. Stephen Hoffman

Chief Executive Officer

May 15, 2018

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the meeting, whether or not you plan to attend the meeting, please vote your shares as promptly as possible over the Internet, by telephone or by following the instructions on your proxy card. Your participation will help to ensure the presence of a quorum at the meeting and save Aerpio the extra expense associated with additional solicitation. If you hold your shares through a broker, your broker is not permitted to vote on your behalf in the election of directors, unless you provide specific instructions to the broker by completing and returning any voting instruction form that the broker provides (or following any instructions that allow you to vote your broker-held shares via the Internet). For your vote to be counted, you will need to communicate your voting decision before the date of the Annual Meeting. Voting your shares in advance will not prevent you from attending the Annual Meeting, revoking your earlier submitted proxy or voting your stock in person.

1

PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD WEDNESDAY, JUNE 20, 2018

GENERAL INFORMATION

Our Board of Directors (the “Board”) solicits your proxy on our behalf for the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponement or adjournment of the Annual Meeting for the purposes set forth in this Proxy Statement. The Annual Meeting will be held at 10:30 a.m. Eastern Time on Wednesday, June 20, 2018 at the offices of Goodwin Procter LLP, which are located at 620 Eighth Avenue, New York, NY 10018. We made this Proxy Statement available to stockholders beginning on May 15, 2018.

In this Proxy Statement the terms “Aerpio,” “the company,” “we,” “us,” and “our” refer to Aerpio Pharmaceuticals, Inc. The mailing address of our principal executive offices is Aerpio Pharmaceuticals, Inc., 9987 Carver Road, Suite 420, Cincinnati, Ohio 45242.

Mailing of Proxy Materials	We are mailing our proxy materials on May 15, 2018, and they will include instructions on how to vote.

Record Date	April 21, 2018.

Quorum	A majority of the voting power of all outstanding stock entitled to vote on the record date must be present in person or represented by proxy to constitute a quorum.

Shares Outstanding	27,146,099 shares of common stock outstanding as of April 21, 2018.

Voting	There are four ways a stockholder of record can vote:

(1) By Internet: You may vote over the Internet by following the instructions provided in the proxy materials.

(2) By telephone: You may vote over the telephone by following the instructions provided in the proxy materials.

(3) By Mail: You can vote by mailing your proxy as described in the proxy materials.

(4)   In Person: If you are a stockholder as of the record date, you may vote in person at the meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting in person.

In order to be counted, proxies submitted by Internet and telephone must be received by 11:59 p.m. Eastern Time on June 19, 2018. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you hold your shares through a bank or broker, please follow their instructions.

Revoking Your Proxy	Before the polls close, stockholders of record may revoke their proxies by attending the Annual Meeting and voting in person, by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with our Secretary before the vote is counted or by voting again using the Internet or telephone before the cutoff time (your latest Internet or telephone proxy is the one that will be counted), unless such proxy states that it is irrevocable and it is coupled with an interest sufficient in law to support an irrevocable power. If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals	Each share of our common stock outstanding on the record date is entitled to one vote on each proposal presented at the Annual Meeting:

For Proposal One, the election of directors, the three nominees receiving the plurality of votes properly cast will be elected as directors.

For Proposal Two, a majority of the votes properly cast is required to ratify the appointment of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

For Proposal Three, a majority of the votes properly cast is required to approve the Amended and Restated 2017 Employee Stock Purchase Plan (“ESPP”).

Effect of Abstentions and Broker Non-Votes	Votes withheld from any nominee, abstentions and “broker nonvotes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions have no effect on the ratification of the appointment of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 or for the approval of the ESPP.

Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Only Proposal Two, the ratification of the appointment of Ernst & Young, LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted in the election of directors unless you affirmatively provide the broker instructions on how to vote.

Voting Instructions	If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote for the election of the nominees for directors and for the ratification of the appointment of Ernst & Young, LLP as our independent registered public accounting firm and for the approval of the ESPP. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results	We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Additional Solicitation/Costs	We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies. Our directors, officers, and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

PROPOSAL ONE

ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our Board is divided into three staggered classes of directors as nearly equal in number as possible. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class I directors expires at the Annual Meeting. The term of the Class II directors expires at the 2019 annual meeting. The term of the Class III directors expires at the 2020 annual meeting. Directors are elected to hold office for a three-year term or until the election and qualification of their successors in office. Our directors as of April 21, 2018 are set forth below:

Name	Age	Position(s)
Stephen Hoffman	64	Chief Executive Officer and Director
Muneer Satter	57	Director and Chairman of the Board of Directors
Joseph Gardner	62	President and Founder and former Chief Executive Officer and Director
Steven Prelack	60	Director
Anupam Dalal	46	Director
Pravin Dugel	54	Director
Chau Khuong	41	Director
Paul Weiss	60	Director (not nominated for re-election by the Nominating and Corporate Governance Committee)
Caley Castelein	47	Director

Nominees

Based on the recommendation of the Nominating and Corporate Governance Committee of our Board, our Board has nominated Cheryl Cohen, Caley Castelein, and Stephen Hoffman for election as directors to serve for a three-year term ending at the 2021 annual meeting or until their successors are elected and qualified. Caley Castelein and Stephen Hoffman are current members of our Board and have consented to serve if elected. Cheryl Cohen was nominated by our Nominating and Corporate Governance Committee and has consented to serve if elected. Paul Weiss’ term as a director expires at the Annual Meeting, and he was not nominated for re-election by our Nominating and Corporate Governance Committee.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “for” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on the Board. The Board may fill such vacancy at a later date or reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

The biographies of each of the nominees and continuing directors below contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee to determine that the person should serve as a director of the company. In addition to the information presented below regarding each such person’s specific experience, qualifications, attributes and skills that led the

Board and its Nominating and Corporate Governance Committee to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Aerpio and our Board. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.

Our corporate governance guidelines also dictate that a majority of the Board be comprised of independent directors whom the Board has determined have no material relationship with Aerpio and who are otherwise “independent” directors under the published listing requirements of the Nasdaq Global Market (“Nasdaq”).

Nominees for Election for a Three-Year Term Ending at the 2021 Annual Meeting

Cheryl Cohen

Caley Castelein

Stephen Hoffman

Directors Continuing in Office Until the 2020 Annual Meeting

Joseph Gardner

Muneer Satter

Chau Khuong

Directors Continuing in Office Until the 2019 Annual Meeting

Steven Prelack

Anupam Dalal

Pravin Dugel

Muneer A. Satter has served as a member of Aerpio’s board of directors since October 2013. Mr. Satter has been Founder and Managing Partner of Satter Medical Technology Partners, L.P. since 2016, Chairman of Satter Investment Management LLC since 2012, and he also manages the Satter Foundation. Prior to Satter Investment Management, Mr. Satter was a partner at Goldman Sachs where he spent 24 years in various roles, most recently as the Global Head of the Mezzanine Group in the Merchant Banking Division, where he raised and managed over $30 billion of assets. Mr. Satter is chairman of the board of directors of Akebia Therapeutics and Restorsea Holdings, LLC and a director of Vital Therapies, Inc., Linq3 Technologies LLC and Annexon Biosciences. He also serves as vice chairman of Goldman Sachs Foundation and GS Gives, is a director of World Business Chicago, is on the Board of Advisors of the American Enterprise Institute, is on the Board of Directors of the Navy SEAL Foundation, and is on the Board of Trustees of Northwestern University where he is Chairman of the Finance Committee. Mr. Satter received a B.A. in Economics from Northwestern University, a J.D. from Harvard Law School and an M.B.A. from Harvard Business School. We believe that Mr. Satter is qualified to serve on our board of directors due to his extensive investment experience.

Paul M. Weiss Ph.D. has served on Aerpio’s board of directors since November 2011. Since 2006, Dr. Weiss has been Managing Director of Venture Investors. From 2001 to 2006 Dr. Weiss served as the President at Gala Design, which was sold to Cardinal Health (now part of Catalent). From 1997 to 2000, Dr. Weiss served as the VP of Business Development/VP of Technology and Product Licensing at 3-Dimensional Pharmaceuticals (IPO and subsequent sale to Johnson & Johnson). Prior to that, Dr. Weiss worked as Director of Licensing for the pharmaceutical company Wyeth-Ayerst (now part of Pfizer). Currently, he also serves as a director at FluGen and Madison Vaccines. He served as a director of Akebia Therapeutics (Nasdaq: AKBA), Tissue Regeneration Systems,

and Neurovance (sold to Otsuka). Dr. Weiss holds a Ph.D. in Biochemistry and an M.B.A. from the University of Wisconsin-Madison and a B.Sc. in Biochemistry from Carleton University Institute of Biochemistry. Dr. Weiss’ term as a director expires at the Annual Meeting, and he was not nominated for re-election by our Nominating and Corporate Governance Committee.

Caley Castelein, M.D. has served on Aerpio’s board of directors since March 2017. Dr. Castelein is the Founder and has been a Managing Director for Kearny Venture Partners since 2006. Dr. Castelein is also the Founder and has been the Managing Director for KVP Capital since 2013. He is a director for ViewRay, Alivecor, Boreal and Newbridge Pharmaceuticals. Dr. Castelein received his M.D. from University of California, San Francisco and his A.B. in Biology from Harvard University. We believe that Dr. Castelein is qualified to serve as a director based on his industry experience and service on multiple company boards.

Anupam Dalal, M.D. has served on Aerpio’s board of directors since November 2011. Since August 1, 2016, Dr. Dalal has been working at Acuta Capital. From 2006 to 2016, Dr. Dalal was the Managing Director of Kearny Venture Partners. He was a Founder and Managing Member of KVP Capital. He served as a director of Akebia Therapeutics from 2008 to 2016. Dr. Dalal received an M.D. degree from the University of California in San Francisco with honors; an M.B.A., with distinction, from Harvard Business School; and a B.A. degree in Economics, Phi Beta Kappa and highest honors, from the University of California at Berkeley. We believe that Dr. Dalal is qualified to serve as a director based on his industry experience.

Steven Prelack has served on Aerpio’s board of directors since March 2017. Mr. Prelack has been the Chief Operating Officer and Senior Vice President of VetCor since 2010. He is a director at Galectin Therapeutics and Pieris, Mr. Prelack holds a CPA and has a B.B.A. in Finance and Accounting from the University of Massachusetts, Amherst. We believe Mr. Prelack is qualified to serve as a director based on his industry experience and service on multiple company boards.

Chau Khuong has served on Aerpio’s board of directors since April 2014. Since 2003, Mr. Khuong has been a Private Equity Partner at OrbiMed Advisors. He is currently on the boards of Synlogic, Cerapedics, ReViral Ltd., NextCure, Graybug Vision, and Inspire Medical Systems. Mr. Khuong holds a B.S. degree in Molecular, Cellular and Developmental Biology and a Master’s in Public Health from Yale University. We believe that Mr. Khuong is qualified to serve as a director based on his industry experience and service on multiple company boards.

Pravin U. Dugel, M.D. has served as a member of Aerpio’s board of directors since March 2017. Since 1994, Dr. Dugel has served as the Managing Partner of Retinal Consultants of Arizona and is a Founding Member of the Spectra Eye Institute. He is a Clinical Professor at the USC Roski Eye Institute, Keck School of Medicine at the University of Southern California. Dr. Dugel serves on the Advisory Board of Acucela, Inc. and as a member of the Scientific Advisory Board at MacuSight, Inc., Alcon Surgical, Genentech and Novartis. He also serves as a Member of the Medical Advisory Board at TrueVision Systems, Inc. and a Member of the Clinical Advisory Board at Opthea Limited. Dr. Dugel received his M.D. from UCLA School of Medicine and his BA from Columbia University. We believe that Dr. Dugel is qualified to serve as a director based on his industry experience and service on multiple boards.

Cheryl L. Cohen is being nominated to serve on Aerpio’s board of directors by the Nominating and Corporate Governance Committee. Ms. Cohen currently serves as president of CLC Consulting, a pharmaceutical and biotechnology consulting firm specializing in new product start-up and commercialization, which she incorporated in 2008. From 2011 to 2014, Ms. Cohen served as Chief Commercial Officer of Medivation, Inc., where she established and led the company’s commercial organization and was responsible for the U.S. launch of Xtandi® (enzalutamide) for metastatic castration-resistant prostate cancer. Medivation was acquired by Pfizer Inc. for $14 billion in 2016. Ms. Cohen held leadership roles for over a decade at Johnson & Johnson, including as vice president, strategic commercial group, Health Care Systems, Inc., responsible for the negotiations of Johnson & Johnson’s portfolio of products to ensure access and preferred positioning, and as vice president, rheumatology franchise, Centocor, Inc., where she had direct responsibility for the $1+ billion per year Remicade U.S. rheumatoid arthritis business. Ms. Cohen began her career at Solvay Pharmaceuticals in a variety of sales positions. Ms. Cohen currently serves on the boards of directors of Novus Therapeutics, a publicly traded company, and Vital Therapies, Inc., a public company. Ms. Cohen received her B.A. from Saint Joseph College. We believe Ms. Cohen is qualified to serve on our board of directors due to her industry experience and service on multiple boards.

Executive Officers

Name	Age	Position(s)
Stephen Hoffman	64	Chief Executive Officer and Director
Michael Rogers	58	Chief Financial Officer
Joseph Gardner	62	President and Founder and former Chief Executive Officer and Director
Steve Pakola	49	Chief Medical Officer
Kevin Peters	61	Chief Scientific Officer
Dhaval Desai	41	Chief Strategy Officer

Stephen Hoffman, M.D., Ph.D. has served as Aerpio’s Chief Executive Officer since December 2017. From February 2014 until joining Aerpio, Dr. Hoffman was a Senior Advisor at PDL BioPharma, an investment firm that manages a portfolio of investments in companies, products, royalty agreements and debt facilities in the biotech, pharmaceutical and medical device industries. Prior to that he served as a Managing Director at Skyline Ventures, a venture capital firm, from 2007 to 2014 and was general partner at TVM Capital from 2003 to 2007. Prior to TVM, he served as President, Chief Executive Officer and a Director of Allos Therapeutics from 1994 to 2002, where he remained as Chairman until its acquisition by Spectrum Pharmaceuticals, Inc. in 2012. Dr. Hoffman currently serves on the board of directors of Dicerna Pharmaceuticals, Inc., AcelRx Pharmaceuticals, Inc., Bicycle Therapeutics Ltd., and Palleon Pharmaceuticals, Inc. Dr. Hoffman completed a fellowship in clinical oncology and a residency and fellowship in dermatology from 1990 to 1994, both at the University of Colorado, and holds a Ph.D. in chemistry from Northwestern University and an M.D. from the University of Colorado School of Medicine. He is also board-certified in Dermatology. We believe that Dr. Hoffman is qualified to serve as our Chief Executive Officer and on our board of directors based on his industry experience and service on multiple boards.

Joseph Gardner, Ph.D. has served as Aerpio’s President and Founder since December 2011 and served as its Chief Executive Officer from December 2011 until December 2017. Dr. Gardner co-founded Akebia Therapeutics in 2007 and has been an Advisor for Akebia since 2013. He served as the Chief Executive Officer, President and as a member of the board of directors of Akebia until September 2013. Prior to that, Dr. Gardner worked in pharmaceutical discovery and development at Procter & Gamble Pharmaceuticals for 23 years, including two years in P&G’s health care mergers and acquisition group and 10 years managing discovery licensing. He served as a Director of Chemistry and Intellectual Property Management of the Pharmaceutical Division of Procter & Gamble, and as a Director of Juvenile Diabetes Research Foundation International Inc. Dr. Gardner received his B.S. with honors in Biological Chemistry from Tulane University in 1977, earned his M.S. in Chemistry in 1980 from Utah State University and Ph.D. in 1983 in Medicinal Chemistry from University of Wisconsin. We believe that based on Dr. Gardner’s knowledge of our company, industry and business and his service as our former Chief Executive Officer and President, Dr. Gardner is qualified to serve on our board of directors.

Michael Rogers has served as Aerpio’s Chief Financial Officer since November 2017. From 2016 to 2017, Mr. Rogers served as a consultant to healthcare companies. Prior to that, Mr. Rogers was the chief financial officer at Acorda Therapeutics, a biopharmaceutical company, from 2013 to 2016. Prior to Acorda Therapeutics, he was the Executive Vice President and chief financial officer of BG Medicine from 2009 to 2012. From 1999 to 2009, Mr. Rogers was the chief financial officer of Indevus Pharmaceuticals until the company’s sale to Endo Pharmaceuticals. He also served as chief financial officer at Advanced Health Corporation and Autoimmune. Prior to his roles as chief financial officer, Mr. Rogers was an investment banker at Lehman Brothers and PaineWebber, where he focused on life sciences companies. Mr. Rogers received his B.A. from Union College, and an M.B.A. from the Darden School of Business at the University of Virginia. He currently serves as Chairman of the Board of Directors of Keryx Biopharmaceuticals and as a member of the Board of Directors for pSivida Corp.

Steve Pakola, M.D. has served as Aerpio’s Chief Medical Officer since October 2015. Since May 2012, Dr. Pakola has served as the Chief Medical Officer of Amakem NV and the Chief Medical Officer, Senior Vice President of Clinical Development and as Director at ThromboGenics NV from 2000 to 2012. Previously, Dr. Pakola served as an Associate Director of Cardiovascular Clinical Research at Boehringer-Ingelheim Pharmaceuticals, where he served as Global Medical Lead on the Lipid-Lowering Development Programme, as well as USA Medical Lead for the Direct Thrombin Inhibitor Development Programme. From 1996 to 1998, Dr. Pakola served in senior-level clinical development positions at Quintiles Cardiovascular Therapeutics and Organon. Dr. Pakola received his B.A and his MD from the University of Pennsylvania.

Kevin G. Peters, M.D. has served as Aerpio’s Chief Scientific Officer since November 2011. Dr. Peters guided the development of AKB-9778 while at Akebia Therapeutics, and continues to be in charge of scientific discovery and development for Aerpio. From 2006 to 2010 he served as Medical Director of Cardiovascular and Metabolic Disease in Global and Discovery Medicine at Bristol Myers Squibb and from 1998 to 2006 he served as head of Therapeutic Angiogenesis research at P&G Pharmaceuticals. He served as a Member of the Scientific Advisory Board of Akebia. Dr. Peters served as an Associate Professor of Medicine and Pharmacology in the Division of Cardiology at Duke University Medical Center. Dr. Peters received his M.D. from the University of Iowa and B.A. from Augustana College.

Dhaval Desai has served as Aerpio’s Chief Strategy Officer since May 2018. Dr. Desai previously served as our Vice President, Medical Affairs from July 2014 to April 2018. From 2011 to 2014, Dr. Desai worked at ThromboGenics, Inc. where he was an integral member of the pre-launch team and led all market development efforts. At ThromboGenics, he also led the team that achieved FDA approval of ocriplasmin (Jetrea™) for the treatment of symptomatic VMA. Previously, Dr. Desai worked at Onyx Pharmaceuticals, where he was integral in the early development of sorafenib (Nexavar®) for thyroid cancer. Dr. Desai obtained his PharmD from and completed his postdoctoral fellowship at Rutgers University, and received his B.A. from Rutgers University in 2001.

COMPANY HISTORY

Merger

On March 15, 2017, our wholly-owned subsidiary, Aerpio Acquisition Corp., a corporation formed in the State of Delaware, or the Acquisition Sub, merged with and into Aerpio Therapeutics, Inc., (“Aerpio”) a corporation incorporated on November 17, 2011, under the laws of the State of Delaware. Pursuant to this transaction, or the Merger, Aerpio was the surviving corporation and became our wholly-owned subsidiary. We changed our name from Zeta Acquisition Corp II to Aerpio Pharmaceuticals, Inc. All the outstanding stock of Aerpio was converted into shares of our common stock.

At the effective time of the Merger, the legal existence of Acquisition Sub ceased and each 2.3336572 shares of Aerpio common and preferred stock that was issued and outstanding immediately prior to the effective time of the Merger, including share based awards, whether vested or unvested issued under the Aerpio Therapeutics, Inc. 2011 Equity Incentive Plan (the “2011 Plan”), was automatically exchanged for one share of our common stock. In addition, immediately prior to the Merger, the outstanding amounts under certain senior secured convertible notes issued by Aerpio to its pre-Merger noteholders were converted into Aerpio common stock, which were converted in the Merger into shares of our common stock at the same ratio. We issued an aggregate of 18,000,000 shares of our common stock upon such exchange of the outstanding shares of Aerpio common stock. In addition, at the effective time of the Merger, we assumed Aerpio’s 2011 Equity Incentive Plan. At the effective time of the Merger, we assumed the outstanding options under the 2011 Plan and converted them into options to purchase 927,592 shares of our common stock. As a result of the Merger, we acquired the business of Aerpio and will continue the existing business operations of Aerpio as a public reporting company under the name Aerpio Pharmaceuticals, Inc. Immediately after the Merger, Aerpio was converted into a Delaware limited liability company (the “Conversion”).

The Merger was treated as a recapitalization and reverse acquisition for financial reporting purposes. We are the legal acquirer of Aerpio in the transaction. However, Aerpio is considered the acquiring company for accounting purposes since (i) former Aerpio stockholders own in excess of 50% of the combined enterprise on a fully diluted basis immediately following the Merger and Offering, and (ii) all members of the Company’s executive management and Board of Directors are from Aerpio. In accordance with the “reverse merger” or “reverse acquisition” accounting treatment, the consolidated financial statements for the period ended December 31, 2017 include the accounts of the Company and its wholly owned subsidiary, Aerpio Therapeutics, LLC. The comparative historical financial statements for periods ended prior to the date of the Merger are the historical financial statements of Aerpio.

The following discussion highlights Aerpio’s results of operations and the principal factors that have affected our financial condition as well as our liquidity and capital resources for the periods described, and provides information that management believes is relevant for an assessment and understanding of the consolidated balance sheets and the consolidated statements of operation and comprehensive loss presented herein. The following discussion and analysis are based on the Company’s consolidated financial statements contained in this Form 10-K, which we have prepared in accordance with United States generally accepted accounting principles. You should read the discussion and analysis together with such consolidated financial statements and the related notes thereto.

Share Cancellation

Following the Merger and Conversion, and immediately prior to the closing of the Offering, an aggregate of 4,000,000 of the 5,000,000 shares of our common stock that were held by the pre-Merger stockholders of Zeta Acquisition Corp. II were surrendered for cancellation (the “Share Cancellation”).

Offering

Following the Merger, the Conversion and the Share Cancellation, we sold to accredited investors $40.2 million of our shares of common stock, or 8,049,555 shares, at a price of $5.00 per share, (net proceeds of $37.2 million after deducting placement agent fees and expenses of the offering). In connection with the Offering, we issued warrants to purchase 317,562 shares of our common stock at $5.00 per share to the placement agents for the Offering. The warrants are exercisable for three years. The Offering closed on March 15, 2017.

CORPORATE GOVERNANCE

Board Independence

Our securities are not listed on a national securities exchange or on any inter-dealer quotation system which has a requirement that a majority of directors be independent. We evaluate independence by the standards for director independence set forth in the Nasdaq Marketplace Rules. Under such rules, our board of directors has determined that all members of the board of directors, except Stephen Hoffman and Joseph Gardner, are independent directors. Stephen Hoffman and Joseph Gardner are not independent directors under these rules because they are executive officers of our company. In making such independence determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our board of directors considered the association of our directors with the holders of more than 5% of our common stock. The composition and functioning of our board of directors and each of our committees complies with all applicable requirements of the Nasdaq Stock Market and the rules and regulations of the SEC. There are no family relationships among any of our directors or executive officers.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our code of business conduct and ethics is available on our website, which is located at www.aerpio.com. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website, or in a current report on Form 8-K as may be required by law.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines to assist and guide its members in the exercise of its responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state law or regulation and our certificate of incorporation and bylaws. Our corporate governance guidelines are available on our website at http://www.aerpio.com. Although these corporate governance guidelines have been approved by the Board, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, those guidelines that encompass legal, regulatory or exchange requirements as they currently exist will be deemed to be modified as and to the extent that such legal, regulatory or exchange requirements are modified. In addition, the guidelines may also be amended by the Board at any time as it deems appropriate.

Board Committees

Our board of directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which operates pursuant to a charter adopted by our board of directors. The composition and functioning of all of our committees comply with all applicable requirements of the Sarbanes-Oxley Act of 2002 and SEC rules and regulations, and we intend to comply with those of the Nasdaq Stock Market. The Board held ten meetings during 2017, and each of the incumbent directors of the Board attended at least 75% of the aggregate of all meetings of the Board and all meetings of committees of our Board upon which they served (during the periods that they served) during 2017. The Board of Directors regularly holds executive sessions of the independent directors. Executive sessions do not include employee directors or directors who do not qualify as independent under SEC rules. Members of our Board are encouraged to attend annual meetings of our stockholders.

Audit Committee

Steven Prelack, Caley Castelein and Pravin Dugel serve on the Audit Committee, which is chaired by Steven Prelack. Our board of directors has determined that Steven Prelack, Caley Castelein and Pravin Dugel are “independent” for Audit Committee purposes as that term is defined in the rules of the SEC and the applicable Nasdaq rules, and each has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. Our board of directors has designated each of Steven Prelack and Pravin Dugel as an “Audit Committee financial expert,” as defined under the applicable rules of the SEC. The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•	recommending based upon the Audit Committee’s review and discussions with management and our independent registered public accounting firm whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the Audit Committee report required by SEC rules to be included in our annual proxy statement;

•	reviewing all related person transactions for potential conflict of interest situations and making recommendations to our board of directors regarding all such transactions; and

•	reviewing quarterly earnings releases.

The Audit Committee held three meetings during 2017. A copy of the Audit Committee Charter is available on our website at www.aerpio.com under the Investors section.

Compensation Committee

Prior to the Annual Meeting, Anupam Dalal and Paul Weiss serve on the Compensation Committee, which is chaired by Anupam Dalal. At the time of the Annual Meeting, since Paul Weiss was not nominated for re-election by our Nominating and Corporate Governance Committee, he will be stepping down from the Compensation Committee. Subject to her election at the Annual Meeting, Cheryl Cohen will be appointed to the Compensation Committee. Our board of directors has determined that each member of the Compensation Committee is “independent” as defined in the applicable Nasdaq rules. The Compensation Committee’s responsibilities include:

•	annually reviewing and recommending to the independent directors on the board of directors the corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

•	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and based on such evaluation: (i) recommending to the independent directors on the board of directors the cash compensation of our Chief Executive Officer and (ii) reviewing and recommending to the independent directors on the board of directors regarding grants and awards to our Chief Executive Officer under equity-based plans;

•	reviewing and approving or recommending to the independent directors on the board of directors the cash compensation of our other executive officers;

•	reviewing and establishing our overall management compensation, philosophy and policy;

•	overseeing and administering our compensation and similar plans;

•	evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq rules;

•	reviewing and approving our policies and procedures for the grant of equity-based awards;

•	reviewing and recommending to the independent directors on the board of directors the compensation of our directors;

•	preparing the Compensation Committee report required by SEC rules, if and when required, to be included in our annual proxy statement; and

•	reviewing and approving the retention, termination or compensation of any consulting firm or outside advisor to assist in the evaluation of compensation matters.

The Compensation Committee held two meetings during 2017. A copy of the Compensation Committee Charter is available on our website at www.aerpio.com under the Investors section.

Compensation Consultant. As a part of determining compensation for our named executive officers, the Compensation Committee has engaged Radford, a business unit of Aon plc, as an independent compensation consultant. Radford provides analysis and recommendations to the Compensation Committee regarding:

•	trends and emerging topics with respect to executive compensation;

•	peer group selection for executive compensation benchmarking;

•	compensation practices of our peer group;

•	compensation programs for executives and all of our employees; and

•	stock utilization and related metrics.

When requested, Radford consultants attend meetings of the Compensation Committee, including executive sessions in which executive compensation issues are discussed. Radford reports to the Compensation Committee and not to management, although Radford meets with management for purposes of gathering information for its analyses and recommendations.

In determining to engage Radford, the Compensation Committee considered the independence of Radford taking into consideration relevant factors, including the absence of other services provided to us by Radford, the amount of fees we paid to Radford as a percentage of Radford’s total revenue, the policies and procedures of Radford that are designed to prevent conflicts of interest, any business or personal relationship of the individual compensation advisors employed by Radford with any of our executive officers, any business or personal relationship the individual compensation advisors employed by Radford have with any member of the Compensation Committee, and any shares of our stock owned by Radford or the individual compensation advisors employed by Radford. The Compensation Committee has determined, based on its analysis in light of all relevant factors, including the factors listed above, that the work of Radford and the individual compensation advisors employed by Radford as compensation consultants to the Compensation Committee has not created any conflicts of interest, and that Radford is independent pursuant to the independence standards set forth in the Nasdaq Stock Market listing standards promulgated pursuant to Section 10C of the Exchange Act.

Nominating and Corporate Governance Committee

Chau Khuong and Muneer Satter serve on the Nominating and Corporate Governance Committee, which is chaired by Chau Khuong. Our board of directors has determined that each member of the Nominating and Corporate Governance Committee is “independent” as defined in the applicable Nasdaq rules. The Nominating and Corporate Governance Committee’s responsibilities include:

•	developing and recommending to the board of directors criteria for board and committee membership;

•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;

•	considering director candidates recommended by stockholders holding at least three percent (3%) of the Company’s common stock continuously for at least twenty four (24) months prior to the date of the submission of the recommendation in the same manner as candidates recommended to the committee from other sources;

•	reviewing the composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;

•	identifying individuals qualified to become members of the board of directors;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the board of directors a code of business conduct and ethics and a set of corporate governance guidelines; and

•	overseeing the evaluation of our board of directors and management.

Our board of directors may from time to time establish other committees.

The Nominating and Corporate Governance Committee held one meeting during 2017. A copy of the Nominating and Corporate Governance Committee Charter is available on our website at www.aerpio.com under the Investors section.

Director Nominations

Our Nominating and Corporate Governance Committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the Nominating and Corporate Governance Committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

•	personal and professional integrity;

•	ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in the industries in which we compete;

•	experience as a director or executive officer of another publicly held company;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•	conflicts of interest; and

•	practical and mature business judgment.

Our board of directors evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Stockholder Recommendations

Stockholders may submit recommendations for director candidates to the Nominating and Corporate Governance Committee by sending the individual’s name and qualifications in writing to our Secretary at Aerpio Pharmaceuticals, Inc., 9987 Carver Road, Suite 420, Cincinnati, Ohio 45242 in accordance with the bylaws of the Company, who will forward all recommendations to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder Communications

The Board provides to every securityholder the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for securityholder communication. For a securityholder communication directed to the Board of Directors as a whole, securityholders may send such communication to the attention of the Company’s Chair of the Board via U.S. Mail or Expedited Delivery Service to: Aerpio Pharmaceuticals, Inc., 9987 Carver Road, Suite 420, Cincinnati, Ohio 45242, Attn: Chair of the Board of Directors.

For a securityholder communication directed to an individual director in his or her capacity as a member of the Board, securityholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Aerpio Pharmaceuticals, Inc., 9987 Carver Road, Suite 420, Cincinnati, Ohio 45242, Attn: [Name of Individual Director].

We will forward by U.S. Mail any such securityholder communication to each director, and the Chairman of the Board in his or her capacity as a representative of the Board, to whom such securityholder communication is addressed to the address specified by each such director and the Chair of the Board, unless there are safety or security concerns that mitigate against further transmission.

Communications from an officer or director of the Company and proposals submitted by securityholders to be included in the Company’s annual proxy statement, pursuant to Rule 14a-8of the Securities Exchange Act of 1934, as amended (and related communications) will not be viewed as a securityholder communication. Communications from an employee or agent of the Company will be viewed as securityholder communication only if such communications are made solely in such employee’s or agent’s capacity as a securityholder.

Role of Board in Risk Oversight Process

We have established a role of the chairman of the board, who will be Muneer Satter and we plan to keep this role separated from the role of Chief Executive Officer. We believe that separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing a chairman of the board to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairman, particularly as the board of directors’ oversight responsibilities continue to grow. Our amended and restated by-laws and corporate governance guidelines require that our chairman of the board not be an employee or an executive officer of our company, and our board of directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our financial condition, development and commercialization activities, operations, strategic direction and intellectual property as more fully discussed in the section entitled “Risk Factors” located in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The role of the board of directors in overseeing the management of our risks is conducted primarily through committees of the board of directors, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees. The full board of directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairman of the relevant committee reports on the discussion to the full board of directors during the committee reports portion of the next board meeting. This enables the board of directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Compensation Risk Assessment

We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. Our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Anti-Hedging and Anti-Pledging Policies

Our insider trading policies prohibit all directors, executive officers, and certain employees from buying or selling derivatives on our securities, engaging in hedging transactions involving our securities or holding our securities in a margin account, and only allow our securities to be pledged as collateral for a loan with the prior approval by the Audit Committee which must have at least two (2) weeks to consider any such request for approval. To date no such requests have been made or approved.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our common stock at March 8, 2018, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all current directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of March 8, 2018 through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by such person.

The percentage of shares beneficially owned is computed on the basis of 27,146,099 shares of common stock outstanding as of March 8, 2018. Shares of common stock that a person has the right to acquire within 60 days of March 8, 2018 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed in the table is c/o Aerpio Pharmaceuticals, Inc., 9987 Carver Road, Suite 420, Cincinnati, Ohio 45242.

	Shares Beneficially Owned
	Number	Percentage
5% Stockholders:
Novartis Bioventures Ltd.(1)	5,805,550	21.4%
Entities affiliated with OrbiMed Private Investments V, LP(2)	4,416,446	16.3%
Trusts and Other Entities affiliated with Muneer A. Satter(3)	3,241,835	11.9%
Venture Investors Early Stage Fund IV(4)	1,576,167	5.8%
Named Executive Officers and Directors:
Muneer A. Satter(3)	3,241,835	11.9%
Chau Khuong(2)	4,416,446	16.3%
Steven Prelack	—	*
Paul Weiss(4)	1,576,167	5.8%
Caley Castelein	10,920	*
Anupam Dalal	2,269	*
Pravin Dugel(5)	14,964	*
Joseph Gardner(6)	828,374	3.0%
Steve Pakola(7)	108,129	*
Stephen Hoffman	—	*
Michael Rogers	—	*
All directors and executive officers as a group (13 persons)	10,621,998	38.6%
Director Nominees:
Cheryl Cohen	—	*

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
(1)	Consists of 5,805,550 shares of common stock owned directly by Novartis Bioventures, Ltd. The board of directors of Novartis Bioventures Ltd. has sole voting and investment control and power over such shares. None of the members of its board of directors has individual voting or investment power with respect to such shares and each disclaims beneficial ownership of such shares. Novartis Bioventures Ltd. is an indirectly-owned subsidiary of Novartis AG. The address of Novartis Bioventures Ltd. is 131 Front Street, Hamilton, HM12, Bermuda.
(2)	Consists of 4,416,446 shares of common stock owned directly by OrbiMed Private Investments V, LP, or OPI V. OrbiMed Capital GP V LLC, or GP V, is the general partner of OPI V. OrbiMed Advisors LLC, or OrbiMed, is the managing member of GP V. Samuel D. Isaly is the managing member of and owner of a controlling interest in OrbiMed. By virtue of such relationships, GP V, OrbiMed and Mr. Isaly may be deemed to have voting and investment power over the shares held by OPI V and as a result may be deemed to have beneficial ownership of such shares. Chau Khuong, an employee of OrbiMed, is a member of our board of directors. Each of GP V, OrbiMed, Mr. Isaly and Mr. Khuong disclaims beneficial ownership of the shares held by OPI V, except to the extent of its or his pecuniary interest therein, if any. The address of OrbiMed Investments and OrbiMed Associates is c/o OrbiMed Advisors LLC, 601 Lexington Avenue, 54th Floor, New York, New York 10022.
(3)	Consists of (a) 976,568 shares of common stock that are held by the Muneer A. Satter Revocable Trust for which Muneer A. Satter serves as trustee and, in such capacity, has sole voting and dispositive power over all such shares, (b) 1,145,267 shares of common stock that are held by various other trusts and other entities for which Muneer A. Satter serves as trustee, investment advisor or manager and, in such capacity, has sole voting and dispositive power over all such shares (collectively, the “Satter Investors”), and (c) 1,120,000 shares of common stock that are held by Satter Medical Technology Partners, L.P., or SMTP, and Muneer A. Satter has sole voting and dispositive power over all such shares. The address of the Satter Investors and SMTP is c/o Satter Management Co., L.P., 676 North Michigan Avenue, Suite 4000, Chicago, Illinois 60610.
(4)	Consists of 1,576,475 shares of common stock owned directly by Venture Investors Early Stage Fund IV Limited Partnership, or VIESF. The general partner of VIESF, VIESF IV GP LLC, has sole voting and investment control over the shares owned by VIESF. The members of VIESF IV GP LLC, John Neis, Paul M. Weiss, Scott Button, George Arida, James R. Adox, Loren G. Peterson, and Venture Investors Southeast LLC (of which Roger H. Ganser is the sole member), have sole voting and investment power for VIESF IV GP LLC with respect to its voting power in its capacity as General Partner for the shares held by VIESF. None of the members of VIESF IV GP LLC has individual voting or investment power with respect to such shares and each disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. The address of Venture Investors Early Stage Fund IV Limited Partnership is 505 South Rosa Road, Suite 201, Madison, Wisconsin, 53719.
(5)	Consists of 14,964 shares of common stock issuable directly to Pravin Dugel upon the conversion of options within 60 days of March 8, 2018.
(6)	Consists of (i) 593,019 shares of common stock held directly by Joseph Gardner and (ii) 235,355 shares of common stock issuable upon the conversion of options within 60 days of March 8, 2018.
(7)	Consists of 108,129 shares of common stock issuable directly to Steve Pakola upon the conversion of options within 60 days of March 8, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Directors, executive officers and holders of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all

Section 16(a) forms they file. To our knowledge, based solely on a review of our records and representations made by our directors and officers regarding their filing obligations, all Section 16(a) filing requirements were satisfied with respect to 2017, except that Anupam Dalal and Caley Castelein each did not timely file a Form 4 with respect to one transaction on December 22, 2017 which was reported on Form 5 on February 14, 2018.

EXECUTIVE COMPENSATION

OVERVIEW

Historically, our executive compensation program has reflected its growth and corporate goals. To date, the compensation of the named executive officers has consisted of a combination of base salary, annual cash bonus, and long-term equity incentive compensation in the form of restricted stock and stock options, and other employee benefits generally available to our employees. The named executive officers are also entitled to certain compensation and benefits upon certain terminations of employment pursuant to their executive employment agreements as described below.

The named executive officers for the year ended December 31, 2017 were as follows:

•	Stephen Hoffman, our Chief Executive Officer;

•	Michael Rogers, our Chief Financial Officer;

•	Joseph H. Gardner, our President and Founder and former Chief Executive Officer; and

•	Steve Pakola, our Chief Medical Officer.

Elements of Executive Compensation

Base Salaries. Base salaries for the named executive officers are determined annually by the Compensation Committee, subject to review and approval by the board of directors, based on the scope of each officer’s responsibilities along with his respective experience and contributions during the prior year. When reviewing base salaries, the Compensation Committee takes factors into account such as each officer’s experience and individual performance, our performance as a whole, data from surveys of compensation paid by comparable companies, and general industry conditions, but does not assign any specific weighting to any factor.

Annual Cash Bonuses. Prior to the Merger (as further described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017), all of the named executive officers participated in an annual cash program sponsored by Aerpio and, following the Merger, all of the named executive officers participate in the Aerpio Pharmaceuticals, Inc. annual cash bonus program, which promotes and rewards the executives for the achievement of key strategic and business goals. In anticipation of possible fundraising activities to be completed in 2017, no bonuses were declared for 2016. For the 2017 bonus plan period, the target annual bonus as a percentage of base salary, as determined based on the salary earned throughout the bonus plan period, for each of the named executive officers is further described in the section titled “Executive Compensation—Employment Agreements.” At the beginning of the 2017 bonus plan period, the Compensation Committee established corporate performance goals, each having a designated weighting, which related to key development, strategic and financial goals of our company. At the end of the 2017 bonus plan period, the Compensation Committee met and evaluated the performance of the Company against the specified performance goals. Based on its evaluation, the Compensation Committee recommended, and the board of directors approved, that we achieved 110% of our corporate goals. Consequently, the board of directors approved payment of cash bonuses to the named executive officers for the 2017 bonus plan period in the amounts reported in the “Summary Compensation Table—2017” below.

Equity Awards. The named executive officers have historically participated in Aerpio’s 2011 Plan and 2017 Plan. During fiscal year 2017 and in connection with their commencement of employment with us, we granted Dr. Hoffman an option to purchase 586,012 shares of our common stock and Mr. Rogers an option to purchase 293,006 shares of our common stock, each having an exercise price of $5.50 per share. These options vest 25% on the first anniversary of the commencement of employment and then in 36 monthly installments thereafter, in each case subject to the executive continuing to provide services through each such vesting date. Additionally, in 2017, we granted Dr. Gardner an option to purchase 135,000 shares of our common stock, having an exercise price of $5.50 per share, which option shall vest in full on July 1, 2018, subject to Dr. Gardner continuing to provide services through such vesting date. We did not grant any equity awards to Dr. Pakola in 2016 or 2017.

Other Benefits. Our named executive officers are eligible for additional benefits, such as participation in our 401(k) plan, our employee stock purchase plan and basic health benefits that are generally available to all of our employees.

Summary Compensation Table – 2017

The following table sets forth information regarding compensation awarded to, earned by or paid to each of the named executive officers for the periods ending December 31, 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Stephen Hoffman (5)	2017	39,167		2,007,300	21,542	89	2,068,098
Chief Executive Officer	2016	—		—	—	—	—
Michael Rogers (6)	2017	48,296		1,000,446	21,250	47	1,070,039
Chief Financial Officer	2016	—		—	—	—	—
Joseph Gardner	2017	383,675	21,000	427,880	127,551	1,069	961,175
President and Founder	2016	350,000		—	—	1,069	351,069
Stephen Pakola	2017	348,131	20,400	—	76,589	41	445,161
Chief Medical Officer	2016	340,000		—	—	243	340,243

(1)	Amount represents discretionary bonuses paid to Drs. Gardner and Pakola in 2017, which amounts were approved and paid after completion of the Merger.
(2)	The amounts reported in the Option Awards column represent the fair value of the stock options granted to the named executive officers as of the grant date as computed in accordance with FASB ASC Topic 718, not including any estimates of forfeitures. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 9 to our financial statements for the year ended December 31, 2017 and 2016. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the named executive officers from the options.
(3)	Amounts for 2017 represent cash bonuses earned for 2017 based upon achievement of corporate performance goals.
(4)	Amounts represent the dollar value of life insurance premiums paid by us on behalf of the named executive officers.
(5)	Dr. Hoffman commenced employment with us on December 1, 2017, with an annual base salary of $470,000. Salary and bonus amounts have been prorated to reflect his partial year of employment.
(6)	Mr. Rogers commenced employment with us on November 15, 2017, with an annual base salary of $375,000. Salary and bonus amounts have been prorated to reflect his partial year of employment.

Employment Agreements

We have entered into employment agreements with each of our named executive officers and our other executive officers. Each employment agreement provides for “at will” employment, meaning that either we or the officer may terminate the employment relationship at any time without cause.

Executive Employment Agreement with Stephen Hoffman. Dr. Hoffman’s initial base salary under his employment agreement is $470,000, which is subject to annual review and adjustment, and he is eligible to earn an annual cash incentive bonus with a target amount equal to 50% of his base salary. Dr. Hoffman is also eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

Dr. Hoffman’s employment agreement provides that, in the event that his employment is terminated by us without “cause” (as defined in his employment agreement) or Dr. Hoffman resigns for “good reason” (as defined in his employment agreement) subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to twelve months of his base salary, (ii) if Dr. Hoffman is participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of twelve months following termination or the end of Dr. Hoffman’s COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to Dr. Hoffman had he remained employed with us, and (iii) acceleration of all time-based equity awards held by Dr. Hoffman in which Dr. Hoffman would have vested if he had remained employed for an additional twelve months. All amounts payable to Dr. Hoffman shall be made in substantially equal installments over twelve months following his termination.

In lieu of the payments and benefits described in the preceding paragraph, in the event that Dr. Hoffman’s employment is terminated by us without cause or Dr. Hoffman resigns for good reason, in either case within fifteen months following a “change in control” (as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) a lump sum cash payment equal to 1.5 times the sum of (x) Dr. Hoffman’s then-current base salary (or his base salary in effect immediately prior to the change in control, if higher) and (y) his target annual incentive compensation, (ii) if Dr. Hoffman is participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of twelve months following termination or the end of Dr. Hoffman’s COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to him had he remained employed with us and (iii) acceleration of all time-based equity awards held by Dr. Hoffman in which Dr. Hoffman would have vested if he had remained employed for an additional twelve months.

In addition, Dr. Hoffman remains bound by certain restrictive covenants, including non-competition and non-solicitation provisions. These restrictive covenants apply during the term of Dr. Hoffman’s employment and for one year thereafter.

Executive Employment Agreement with Michael Rogers. Mr. Rogers’ initial base salary under his employment agreement is $375,000, which is subject to annual review and adjustment, and he is eligible to earn an annual cash incentive bonus with a target amount equal to 40% of his base salary. Mr. Rogers is also eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

Mr. Rogers’ employment agreement provides that, in the event that his employment is terminated by us without “cause” (as defined in his employment agreement) or Mr. Rogers resigns for “good reason” (as defined in his employment agreement) subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to twelve months of his base salary, (ii) if Mr. Rogers is participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of twelve months following termination or the end of Mr. Rogers’ COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to Mr. Rogers had he remained employed with us, and (iii) acceleration of all time-based equity awards held by Mr. Rogers in which Mr. Rogers would have vested if he had remained employed for an additional twelve months. All amounts payable to Mr. Rogers shall be made in substantially equal installments over twelve months following his termination.

In lieu of the payments and benefits described in the preceding paragraph, in the event that Mr. Rogers’ employment is terminated by us without cause or Mr. Rogers resigns for good reason, in either case within 12 months following a “change in control” (as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) a lump sum cash payment equal to 1 times the sum of (x) Mr. Rogers’ then-current base salary (or his base salary in effect immediately prior to the change in control, if higher) and (y) his target annual incentive compensation, (ii) if Mr. Rogers is participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of six months following termination or the end of Mr. Rogers’ COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to him had he remained employed with us and (iii) full acceleration of all time-based equity awards held by Mr. Rogers.

In addition, Mr. Rogers remains bound by certain restrictive covenants, including non-competition and non-solicitation provisions, which have been incorporated by reference into the new employment agreement from his prior employment agreement. These restrictive covenants apply during the term of Mr. Rogers’ employment and for one year thereafter.

Executive Employment Agreement with Joseph H. Gardner. Dr. Gardner’s base salary under his employment agreement, as amended after the Merger, is $410,000, which is subject to annual review and adjustment, and he is eligible to earn an annual cash incentive bonus with a target amount equal to 50% of his base salary. Dr. Gardner is also eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

Dr. Gardner’s employment agreement, as amended after the Merger, provides that, in the event that (a) prior to July 1, 2018 his employment is terminated by us for reasons other than “cause” (as defined in his employment agreement, as amended) or he remains an employee through July 1, 2018 and his employment is terminated by us without cause or he resigns for “good reason” (as defined in his employment agreement, as amended) thereafter, and subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to twelve months of his base salary, (ii) if Dr. Gardner is participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of twelve months following termination or the end of Dr. Gardner’s COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to Dr. Gardner had he remained employed with us, and (iii) acceleration of all time-based equity awards held by Dr. Gardner in which Dr. Gardner would have vested if he had remained employed for an additional twelve months or (b) Dr. Gardner resigns for “good reason” prior to July 1, 2018 and subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to nine months of his base salary, (ii) if Dr. Gardner is participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of nine months following termination or the end of Dr. Gardner’s COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to Dr. Gardner had he remained employed with us, and (iii) acceleration of all time-based equity awards held by Dr. Gardner in which Dr. Gardner would have vested if he had remained employed for an additional six months. All amounts payable to Dr. Gardner shall be made in substantially equal installments over nine months following his termination, except that, in the case of a termination that occurs after July 1, 2018, such amount shall be paid in a lump sum.

In lieu of the payments and benefits described in the preceding paragraph, in the event that Dr. Gardner’s employment is terminated by us without cause or Dr. Gardner resigns for good reason, in either case within 12 months following a “change in control” (as defined in his employment agreement, as amended), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) a lump sum cash payment equal to 0.75 times the sum of (x) Dr. Gardner’s then-current base salary (or his base salary in effect immediately prior to the change in control, if higher) and (y) his target annual incentive compensation, (ii) if Dr. Gardner is participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of nine months following termination or the end of Dr. Gardner’s COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to him had he remained employed with us and (iii) full acceleration of all time-based equity awards held by Dr. Gardner.

In addition, Dr. Gardner remains bound by certain restrictive covenants, including non-competition and non-solicitation provisions, which have been incorporated by reference into the employment agreement from his prior employment agreement. These restrictive covenants apply during the term of Dr. Gardner’s employment and for one year thereafter.

Executive Employment Agreement with Stephen Pakola, M.D. Dr. Pakola’s base salary under his employment agreement is $350,200, which is subject to annual review and adjustment, and he is eligible to earn an annual cash incentive bonus with a target amount equal to 20% of his base salary. Dr. Pakola is also eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

Dr. Pakola’s employment agreement provides that, in the event that his employment is terminated by us without “cause” (as defined in his new employment agreement) or Dr. Pakola resigns for “good reason” (as defined in his employment agreement) subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to six months of his base salary, (ii) if Dr. Pakola is participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of six months following termination or the end of Dr. Pakola’s COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to Dr. Pakola had he remained employed with us, and (iii) acceleration of all time-based equity awards held by Dr. Pakola in which Dr. Pakola would have vested if he had remained employed for an additional six months. All amounts payable to Dr. Pakola shall be made in substantially equal installments over six months following his termination.

In lieu of the payments and benefits described in the preceding paragraph, in the event that Dr. Pakola’s employment is terminated by us without cause or Dr. Pakola resigns for good reason, in either case within 12 months following a “change in control” (as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) a lump sum cash payment equal to 0.5 times the sum of (x) Dr. Pakola’s then-current base salary (or his base salary in effect immediately prior to the change in control, if higher) and (y) his target annual incentive compensation, (ii) if Dr. Pakola is participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of six months following termination or the end of Dr. Pakola’s COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to him had he remained employed with us and (iii) full acceleration of all time-based equity awards held by Dr. Pakola.

In addition, Dr. Pakola has also entered into an employee confidentiality and assignment agreement with us that also contains certain restrictive covenants, including non-competition and non-solicitation provisions that apply during the term of Dr. Pakola’s employment and for one year thereafter.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Outstanding Equity Awards at Fiscal Year-End 2017

The following table sets forth information concerning outstanding equity awards for each of the named executive officers as of December 31, 2017:

		Option Awards						Stock Awards
Name and Principal Position	Vesting Commencement Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Securities That Have Not Vested (#)	Market Value of Securities That Have Not Vested ($)
Stephen Hoffman	12/14/2017	—	586,012	(2)	$5.50	12/14/2027	—	$—
Chief Executive Officer
Michael Rogers	12/14/2017	—	293,006	(2)	$5.50	12/14/2027	—	$—
Chief Financial Officer
Joseph Gardner	3/22/2012	27,727	—		$1.66	3/22/2022	—	$—
President and Founder	2/18/2014	198,950	8,678		$2.11	2/18/2024	—	$—
	10/23/2014	—	—		—	—	36,583	$173,769
	12/14/2017	—	135,000	(3)	$5.50	12/14/2027	—	$—
Stephen Pakola	12/29/2015	90,689	76,740	(2)	$1.80	12/29/2025	—	$—
Chief Medical Officer

(1)	Except as otherwise noted, options vest and become exercisable in 48 equal installments on each monthly anniversary of the vesting commencement date, such that all awards will be vested on the fourth anniversary of the vesting commencement date, subject to the holder continuing to provide services to the company through such vesting date.
(2)	Vests 25% on the first anniversary of the vesting commencement date, then vests in 36 equal monthly installments thereafter, such that the option is vested on the fourth anniversary of the vesting commencement date, subject to the holder continuing to provide services to the company through such vesting date.
(3)	Vests in full upon July 1, 2018, subject to Dr. Gardner continuing to provide services to the company through such vesting date.

Director Compensation

On March 15, 2017, we adopted a compensation policy for our non-employee directors, or the Director Compensation Program. Pursuant to the Director Compensation Program, our non-employee directors will receive cash compensation, paid quarterly, as follows:

•	Each non-employee director will receive an annual cash retainer in the amount of $35,000 per year.

•	Any non-employee Chairman will receive an additional annual cash retainer in the amount of $25,000 per year.

•	The chairperson of the Audit Committee will receive additional annual cash compensation in the amount of $15,000 per year for such chairperson’s service on the Audit Committee. Each non-chairperson member of the Audit Committee will receive additional annual cash compensation in the amount of $7,500 per year for such member’s service on the Audit Committee.

•	The chairperson of the Compensation Committee will receive additional annual cash compensation in the amount of $10,000 per year for such chairperson’s service on the Compensation Committee. Each non-chairperson member of the Compensation Committee will receive additional annual cash compensation in the amount of $5,000 per year for such member’s service on the Compensation Committee.

•	The chairperson of the Nominating and Corporate Governance Committee will receive additional annual cash compensation in the amount of $7,000 per year for such chairperson’s service on the Nominating and Corporate Governance Committee. Each non-chairperson member of the Nominating and Corporate Governance Committee will receive additional annual cash compensation in the amount of $3,500 per year for such member’s service on the Nominating and Corporate Governance Committee.

Under the Director Compensation Program, upon the director’s initial appointment or election to our board of directors, each non-employee director will receive an option (the Initial Grant) to purchase that number of shares of our common stock such that the award has an aggregate grant date fair value (as defined below) equal to $181,400, rounded down to the nearest whole share (subject to adjustment as provided in the applicable equity plan). In addition, each non-employee director who has been serving as a director for the prior three months and will continue to serve as a director immediately following each annual stockholder meeting, will receive, on the date of such annual stockholder meeting, an option (the Annual Grant) to purchase that number of shares of our common stock such that the award has an aggregate grant date fair value equal to $90,700, rounded down to the nearest whole share (subject to adjustment as provided in the applicable equity plan). For purposes of the Initial Grant and the Annual Grant, “grant date fair value” will mean the fair value of an award as of the date of grant as determined in accordance with ASC Topic 718, “Share-Based Payment”, using the Black-Scholes pricing model and the valuation assumptions used by the company in accounting for options as of such date of grant. The Initial Grant will vest as to one-third of the shares subject to Initial Grant on each yearly anniversary of the applicable grant date, subject to continued service through each applicable vesting date, and the Annual Grant will fully vest on the earlier of the first anniversary of the applicable grant date or the date of the next annual stockholder meeting, subject to continued service through such vesting date.

2017 Director Compensation Table

The following table sets forth information for the year ended December 31, 2017, regarding the compensation awarded to, earned by or paid to our non-employee directors as of December 31, 2017. Directors who are also our employees receive no additional compensation for their service as a director. The compensation received by Drs. Gardner and Hoffman as employees of the Company is presented in “Executive Compensation—Summary Compensation Table—2017.

Name (1)	Fees Earned or Paid in Cash($)	Total ($)
Muneer Satter	$50,271	$50,271
Paul M. Weiss	$31,667	$31,667
Caley Castelein, M.D.	$33,646	$33,646
Anupam Dalal, M.D.	$35,625	$35,625
Steven Prelack	$39,583	$39,583
Chau Khuong	$33,250	$33,250
Pravin U. Dugel, M.D. (2)	$33,646	$33,646

(1)	Unless otherwise indicated, our non-employee directors do not currently hold any options or stock awards.
(2)	Dr. Dugel holds options to purchase 16,742 shares of our common stock.

EMPLOYEE BENEFIT PLANS

Senior executive cash incentive bonus plan

In March 2017, our board of directors adopted the Senior Executive Cash Incentive Bonus Plan, or the Bonus Plan. The Bonus Plan provides for cash bonus payments based upon the attainment of performance targets established by our Compensation Committee. The payment targets will be related to financial and operational measures or objectives with respect to our company, or corporate performance goals, as well as individual performance objectives.

Our Compensation Committee may select corporate performance goals from among the following: cash flow (including, but not limited to, operating cash flow and free cash flow); revenue; corporate revenue; earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of the Company’s common stock; economic value-added; development, clinical, regulatory or commercial milestones; acquisitions or strategic transactions; operating income (loss); return on capital, assets, equity, or investment; stockholder returns; return on sales; gross or net profit levels; productivity; expense efficiency; margins; operating efficiency; customer satisfaction; working capital; earnings (loss) per share of the Company’s common stock; bookings, new bookings or renewals; sales or market shares; number of customers, number of new customers or customer references; operating income and/or net annual recurring revenue, any of which may be (i) measured in absolute terms or compared to any incremental increase, (ii) measured in terms of growth, (iii) compared to another company or companies or to results of a peer group, (iv) measured against the market as a whole and/or as compared to applicable market indices and/or (v) measured on a pre-tax or post-tax basis (if applicable).

Each executive officer who is selected to participate in the Bonus Plan will have a target bonus opportunity set for each performance period. The bonus formulas will be adopted in each performance period by the board, upon the recommendation of the Compensation Committee and communicated to each executive. The corporate performance goals will be measured at the end of each performance period after our financial reports have been published or such other appropriate time as the board determines. If the corporate performance goals and individual performance objectives are met, payments will be made as soon as practicable following the end of each performance period but not later than 74 days after the end of the fiscal year in which such performance period ends. Subject to the rights contained in any agreement between the executive officer and us, an executive officer must be employed by us on the bonus payment date to be eligible to receive a bonus payment. If a participant was not employed for an entire performance period the board may pro rate the bonus based on the number of days employed during such period. The Bonus Plan also permits the Compensation Committee to approve additional bonuses to executive officers in its sole discretion.

Retirement plan

We offer a 401(k) plan to eligible employees, including our named executive officers. In accordance with this plan, all eligible employees may contribute a percentage of compensation up to a maximum of the statutory limits per year. Company contributions are discretionary. We made no contributions during the year ended December 31, 2017. We intend for the 401(k) plan to qualify, depending on the employee’s election, under Section 401(a) of the Code, so that contributions by employees, and income earned on those contributions, are not taxable to employees until withdrawn from the 401(k) plan.

Indemnification of officers and directors

We have agreed to indemnify our directors and executive officers in certain circumstances. See “Related Party Transactions — Indemnification Agreements and Directors’ and Officers’ Liability Insurance.”

Compensation Committee interlocks and insider participation

During 2017, our Compensation Committee was comprised of Messrs. Anupam Dalal and Paul Weiss. None of the members of our Compensation Committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving on our board of directors or Compensation Committee.

RELATED PARTY TRANSACTIONS

SEC rules require us to disclose any transaction or currently proposed transaction in which we were a participant and in which any related person has or will have a direct or indirect material interest involving the lesser of $120,000 or 1% of the average of our total assets as of the end of last fiscal year. A related person is any executive officer, director, nominee for director, or holder of 5% or more of our common stock, or an immediate family member of any of those persons.

The following is a description of transactions since January 1, 2017 to which we have been a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described in the section titled “Executive Compensation.”

Sales and Purchases of Securities

Convertible Promissory Note Purchase Agreement

In October 2016 and January 2017, Aerpio issued convertible promissory notes for an aggregate principal amount of approximately $3.8 million to 53 accredited investors. The Convertible Notes accrued interest at 8% per annum, compounded annually. All outstanding principal and interest under these Notes converted into shares of Aerpio common stock immediately prior to the Merger, which were then converted into shares of our common stock on a 2.3336572:1 basis at the effective time of the Merger. The table below sets forth the principal amount of the convertible promissory notes sold to our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof.

Purchasers	Aggregate Principal Price
Joseph Gardner	$37,553.38
Entities affiliated with Kearny Venture(1)	$284,929.84
Entities affiliated with Novartis Bioventures Ltd.(2)	$1,167,910.04
Trusts and Other Entities affiliated with Muneer A. Satter(3)	$472,424.59
Venture Investors Early Stage Fund IV(4)	$290,302.73
OrbiMed Private Investments V, L.P.(5)	$813,432.86

(1)	Consists of an aggregate principal price of (a) $262,606.51 by Kearny Venture Partners, L.P. (b) $5,356.15 by Kearny Venture Partners Entrepreneurs Fund, L.P., (c) $15,211.94 by Revelation TWHVP, LLC, and (d) $1,755.24 by TWHVP SPV, LLC. Caley Castelein, who is on our board of directors, is affiliated with each of these entities.
(2)	Consists of an aggregate principal price of $1,167,910.04 held by Novartis International Pharmaceutical Investment Ltd., an entity affiliated with Novartis Bioventures Ltd.
(3)	Consists of an aggregate principal price of (a) $200,994.68 by the Muneer A. Satter Revocable Trust for which Muneer A. Satter serves as trustee and, in such capacity, has sole voting and dispositive power over all such amount and (b) $271,429.91 by various other trusts and other entities for which Muneer A. Satter serves as trustee, investment advisor or manager and, in such capacity, has sole voting and dispositive power over all such amount.
(4)	Paul Weiss, who is on our board of directors, is affiliated with this entity.
(5)	Chau Khuong, who is on our board of directors, is affiliated with this entity.

Private Placement Offering

In March 2017, we entered into a Subscription Agreement pursuant to which we issued and sold 8,049,555 shares of our common stock at a price per share of $5.00 for an aggregate principal amount of approximately $40.2 million. The table below sets forth the shares purchase by our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof.

Purchasers	Shares of Common Stock	Aggregate Principal Price
Joseph Gardner	52,834	$264,179
Entities affiliated with Kearny Venture(1)	400,000	$2,000,000
Novartis Bioventures Ltd.	560,000	$2,800,000
Trusts and Other Entities affiliated with Muneer A. Satter(2)	1,120,000	$5,600,000
Venture Investors Early Stage Fund IV(3)	272,302	$1,361,510
OrbiMed Private Investments V, L.P.(4)	762,995	$3,814,975

(1)	Consists of (i) 392,005 shares held by Kearny Venture Partners, L.P. (“KVP”) and (b) 7,995 shares held by Kearny Venture Partners Entrepreneurs Fund, L.P. (“KVPEF”). KVP and KVPEF are affiliated with Caley Castelein, who is on our board of directors.
(2)	Consists of 1,120,000 shares held by Satter Medical Technology Partners, L.P. (“SMTP”). SMTP is affiliated with Muneer Satter, who is on our board of directors.
(3)	Paul Weiss, who is on our board of directors, is affiliated with this entity.
(4)	Chau Khuong, who is on our board of directors, is affiliated with this entity.

EMPLOYMENT AGREEMENTS

Each of our executive officers is employed with us under the terms of their employment agreement or offer letter, as applicable. For more information regarding these employment agreements for Messrs. Hoffman, Rogers, Gardner and Pakola, see the section titled “Executive Compensation—Employment Agreements.”

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

AGREEMENTS WITH OUR STOCKHOLDERS

Our registration rights agreement, or Registration Rights Agreement, provides certain holders of our capital stock with the right to demand that we file a registration statement, subject to certain limitations, and to request that their shares be covered by a registration statement that we are otherwise filing. These rights terminate for a holder upon the earlier of (a) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such holder’s shares without limitation during a three-month period without registration, and (b) the closing of (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all or substantially all of the Company’s assets or property to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

OTHER TRANSACTIONS

We have granted stock options to our executive officers. For a description of these stock options granted to such individuals, see the section titled “Executive Compensation.” We have also granted stock options to certain members of the board of directors, and will do so in the future pursuant to our non-employee director compensation policy. For a description of these stock options, see “Executive Compensation.”

POLICIES AND PROCEDURES FOR RELATED PARTY TRANSACTIONS

Our board of directors has adopted a written related-person transaction policy setting forth the policies and procedures for the review and approval or ratification of related-person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s-length transaction and the extent of the related person’s interest in the transaction. Furthermore, all related-person transactions with a majority stockholder requires a supermajority (66 2/3%) vote of the directors then in office. All of the transactions described in this section that occurred prior to the merger occurred prior to the adoption of this policy.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our independent registered public accounting firm for the fiscal year ended December 31, 2017 was Ernst & Young, LLP, and we are asking you and other stockholders to ratify this appointment for the fiscal year ending December 31, 2018.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. As a matter of good corporate governance, the Board determined to submit to stockholders for ratification of the appointment of Ernst & Young, LLP. A majority of the votes properly cast is required in order to ratify the appointment of Ernst & Young, LLP. In the event that a majority of the votes properly cast do not ratify this appointment of Ernst & Young, LLP, we will review our future appointment of Ernst & Young, LLP.

We expect that a representative of Ernst & Young, LLP will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

We have adopted a policy under which the Audit Committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval would generally be requested annually, with any pre-approval detailed as to the particular service, which must be classified in one of the categories of services listed below. The Audit Committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the Audit Committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board.

In addition, in the event time constraints require pre-approval prior to the Audit Committee’s next scheduled meeting, the Audit Committee has authorized its Chairperson to pre-approve services. Engagements so pre-approved are to be reported to the Audit Committee at its next scheduled meeting.

Audit Fees and Services

The following table summarizes the fees of Ernst and Young LP, our independent registered public accounting firm, for each of the last two fiscal years.

Fee Category	2017	2016
Audit Fees(1)	$695,859	$225,627
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total Fees	$695,859	$225,627

(1)	Fees represent amounts paid for Aerpio Therapeutics, Inc. 2016 audit.
(2)	There were no audit-related fees for fiscal years 2017 and 2016.
(3)	There were no tax fees for fiscal years 2017 and 2016.

(4)	There were no other fees for fiscal years 2017 and 2016.

The Board preapproved all audit services provided by Ernst & Young LLP during fiscal years 2017 and 2016. There were no non-audit services provided by Ernst & Young LLP during fiscal years 2017 and 2016.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

Change in Accountants

Effective at the effective time of the Merger, LWBJ, LLP, or LWBJ, was dismissed as the independent registered public accounting firm that audited the financial statements of our Company. Effective as of the effective time of the Merger, the Board engaged Ernst & Young LLP, as the independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2017.

LWBJ’s audit report on our financial statements for the fiscal years ended December 31, 2015 and 2016 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2015 and 2016 and the subsequent interim period through the date of LWBJ’s dismissal, there were no disagreements with LWBJ on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of LWBJ, would have caused it to make reference to the subject matter thereof in connection with its report.

During the fiscal years ended December 31, 2015 and 2016 and the subsequent interim period through the date of LWBJ’s dismissal, neither the Company nor anyone acting on its behalf consulted Ernst & Young LLP regarding the application of accounting principles to a specified transaction, either completed or proposed or the type of audit opinion that might be rendered on the Company’s financial statements.

Report of the Audit Committee of the Board of Directors

The information contained in this Audit Committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this Audit Committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Aerpio specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

This report is submitted by the Audit Committee of the Board. The Audit Committee consists of the three directors whose names appear below. None of the members of the Audit Committee is an officer or employee of the Company, and the Board has determined that each member of the Audit Committee is “independent” for Audit Committee purposes as that term is defined under Rule 10A-3 of the Exchange Act. Each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC. The Board has designated each of Mr. Prelack and Mr. Dugel as an “Audit Committee financial expert,” as defined under the applicable rules of the SEC. The Audit Committee operates under a written charter adopted by the Board.

The Audit Committee’s general role is to assist the Board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The Audit Committee has reviewed our consolidated financial statements for 2017 and met with management, as well as with representatives of Ernst & Young, LLP, the Company’s independent registered public accounting firm, to discuss the consolidated financial statements. The Audit Committee also discussed with members of Ernst & Young, LLP the matters required to be discussed under Public Accounting Oversight Board Auditing Standard No. 1301 (Communications with the Audit Committee).

The Audit Committee reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee meets with representatives of the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal control, including internal control over financial reporting and the overall quality of the Company’s financial reporting.

In addition, the Audit Committee received the written disclosures and the letter from Ernst & Young, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with members of Ernst & Young, LLP its independence.

Based on these discussions, the consolidated financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for 2017 be included in its Annual Report on Form 10-K for fiscal year 2017.

Audit Committee

Steven Prelack (Chairperson)
Pravin Dugel
Caley Castelein

PROPOSAL THREE

APPROVAL OF THE AMENDED AND RESTATED 2017 EMPLOYEE STOCK PURCHASE PLAN

On December 14, 2017, the board of directors adopted, subject to the approval of our stockholders, the Aerpio Pharmaceuticals, Inc. Amended and Restated 2017 Employee Stock Purchase Plan (the “ESPP”). We believe that the adoption of the ESPP will benefit us by providing employees with an opportunity to acquire shares of our common stock and will enable us to attract, retain and motivate valued employees.

Based solely on the closing price of our common stock reported on the OTC Market Group’s OTCQB Market on May 2, 2018, the maximum aggregate market value of the 300,000 shares of common stock that could potentially be issued under the ESPP as of the date it is approved by shareholders is $1,029,000.

Summary of the Material Provisions of the ESPP

The following description of certain provisions of the ESPP is intended to be a summary only. The summary is qualified in its entirety by the full text of the ESPP, a copy of which is attached hereto as Appendix A and is incorporated herein by reference. It is our intention that the ESPP qualify as an “employee stock purchase plan” under Section 423 of the Code.

Shares Subject to the Plan. An aggregate of 300,000 shares will be reserved and available for issuance under the ESPP, plus on January 1, 2019 and each January 1 thereafter through January 1, 2028, the number of shares reserved and available for issuance shall be cumulatively increased by the number of shares of stock equal to the least of (i) one percent (1%) of the number of shares of common stock issued and outstanding on the immediately preceding December 31, (ii) 350,000 shares of common stock or (iii) such lesser number of shares approved by the Compensation Committee. If our capital structure changes because of a stock dividend, stock split or similar event, the number of shares that can be issued under the ESPP will be appropriately adjusted.

Plan Administration. The ESPP will be administered by the Compensation Committee, which will have full authority to make, administer and interpret such rules and regulations regarding the ESPP as it deems advisable.

Eligibility. Any employee of the Company or its designated subsidiaries is eligible to participate in the ESPP so long as the employee has been employed for at least 30 days on the first day of the applicable offering period and customarily works at least 20 hours per week. No person who owns or holds, or as a result of participation in the ESPP would own or hold, common stock or options to purchase common stock, that together equal to 5% or more of total outstanding common stock is entitled to participate in the ESPP. No employee may exercise an option granted under the ESPP that permits the employee to purchase common stock of the Company having a value of more than $25,000 (determined using the fair market value of the stock at the time such option is granted) in any calendar year.

Payroll Deductions; Participation. Participation in the ESPP is limited to eligible employees who authorize payroll deductions equal to a whole percentage of base pay to the ESPP. Employees may authorize payroll deductions, with a minimum of 1% of base pay and a maximum of 15% of base pay. There are currently approximately 24 employees who will be eligible to participate in the ESPP. Once an employee becomes a participant in the ESPP, that employee will automatically participate in successive offering periods, as described below, until such time as that employee withdraws from the ESPP, becomes ineligible to participate in the ESPP, or his or her employment ceases.

Offering Periods. Unless otherwise determined by the Compensation Committee, each offering of common stock under the ESPP will be for a period of six months, which we refer to as an “offering period.” Unless otherwise determined by the Compensation Committee, each offering period under the ESPP will begin on the first business day occurring on or after each January 1 and July 1 and end on the last business day occurring on or before the following June 30 and December 31, respectively. Shares are purchased on the last business day of each offering period, with that day being referred to as an “exercise date.” The Compensation Committee may establish different offering periods or exercise dates under the ESPP.

Exercise Price. On the first day of an offering period, we will grant to employees participating in that offering period an option to purchase shares of our common stock. On the exercise date of each offering period, the employee is deemed to have exercised the option, at the exercise price, to the extent of accumulated payroll deductions. The option exercise price is equal to the lesser of (i) 85% the fair market value per share of our common stock on the first day of the offering period or (ii) 85% of the fair market value per share of our common stock on the exercise date. The number of shares to be purchased with respect to any offering period will be the least of (a) the number of shares determined by dividing the participant’s balance in the plan account on the exercise date by the exercise price per share for the stock, (b) the number of shares of common stock determined by multiplying $2,083 by the number of full months in the offering period and dividing the result by the fair market value of our common stock on the offering date, and (c) such other lesser maximum number of shares as shall have been established by the administrator in advance of the offering.

Subject to certain limitations, the number of shares of our common stock a participant purchases in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during the offering period by the option exercise price. If an employee is no longer a participant on an exercise date, the employee’s option will be automatically terminated, and the amount of the employee’s accumulated payroll deductions will be refunded.

Terms of Participation. Except as may be permitted by the Compensation Committee in advance of an offering, a participant may not increase or decrease the amount of his or her payroll deductions during any offering period but may increase or decrease his or her payroll deduction with respect to the next offering period by filing a new enrollment form within the period beginning 15 business days before the first day of such offering period and ending on the day prior to the first day of such offering period. A participant may withdraw from an offering period at any time without affecting his or her eligibility to participate in future offering periods. If a participant withdraws from an offering period, that participant may not again participate in the same offering period, but may enroll in subsequent offering periods. An employee’s withdrawal will be effective as of the business day following the employee’s delivery of written notice of withdrawal under the ESPP.

Term; Amendments and Termination. The ESPP will continue until terminated by our board of directors. Our board of directors may, in its discretion, at any time, terminate or amend the ESPP. Upon termination of the ESPP, all amounts in the accounts of participating employees will be refunded.

New Plan Benefits

Since participation in the ESPP is voluntary, the benefits or amounts that will be received by or allocated to any individual or group of individuals under the amended and restated ESPP in the future are not determinable.

Summary of Federal Income Tax Consequences

The following is only a summary of the effect of the United States income tax laws and regulations upon an employee and us with respect to an employee’s participation in the ESPP. This summary does not purport to be a complete description of all federal tax implications of participation in the ESPP, nor does it discuss the income tax laws of any municipality, state or foreign country in which a participant may reside or otherwise be subject to tax.

A participant in the ESPP recognizes no taxable income either as a result of participation in the ESPP or upon exercise of an option to purchase shares of our common stock under the terms of the ESPP.

If a participant disposes of shares purchased upon exercise of an option granted under the ESPP within two years from the first day of the applicable offering period or within one year from the exercise date, which we refer to as a “disqualifying disposition,” the participant will realize ordinary income in the year of that disposition equal to the amount by which the fair market value of the shares on the date the shares were purchased exceeds the purchase price. The amount of ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will be long-term if the participant’s holding period is more than 12 months, or short-term if the participant’s holding period is 12 months or less.

If the participant disposes of shares purchased upon exercise of an option granted under the ESPP at least two years after the first day of the applicable offering period and at least one year after the exercise date, the participant will realize ordinary income in the year of disposition equal to the lesser of (1) 15% of the fair market value of the common stock on the first day of the offering period in which the shares were purchased and (2) the excess of the amount actually received for the common stock over the amount paid. The amount of any ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized upon the disposition after that basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the exercise price, there will be no ordinary income and any loss recognized will be a long-term capital loss.

We are generally entitled to a tax deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of that disposition. In all other cases, we are not allowed a deduction.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED 2017 EMPLOYEE STOCK PURCHASE PLAN.

TRANSACTION OF OTHER BUSINESS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. Our bylaws provide that, for nominations of persons for election to our Board or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice to our Secretary at 9987 Carver Road, Cincinnati, Ohio 45242, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year’s annual meeting. However, the bylaws also provide that in the event there was no annual meeting in the preceding year or the date of the annual meeting is more than 30 days before or after such anniversary date, notice must be delivered on or before the 10th day following the day on which public announcement of the date of such meeting is first made.

As to any proposal other than the nomination of a director, the stockholder must be of record at the time the notice is made and state (i) as to each proposal that the stockholder seeks to bring before the meeting, a brief description of such proposal, the reasons for making the proposal at the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Company, the language of the proposed amendment) and any material interest that the stockholder has in the proposal; and (ii) (A) the name and address of the stockholder giving the notice on whose behalf the proposal is made, (B) the class (and, if applicable, series) and number of shares of stock of the Company that are, directly or indirectly, owned beneficially or of record by the stockholder, (C) any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class (or, if applicable, series) of shares of stock of the Company or with a value derived in whole or in part from the value of any class (or, if applicable, series) of shares of stock of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise (each, a “Derivative Instrument”) directly or indirectly owned beneficially or of record by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of stock of the Company of the stockholder, (D) any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder has a right to vote any securities of the Company, (E) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or beneficially owns, directly or indirectly, an interest in a general partner, (F) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to, based on any increase or decrease in the value of the shares of stock of the Company or Derivative Instruments, (G) any other information relating to such stockholder, if any, required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations of the Securities and Exchange Commission thereunder, (H) a representation that the stockholder is a holder of record of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, (I) a certification as to whether or not the stockholder has complied with all applicable federal, state and other legal requirements in connection with the stockholder’s acquisition of shares of capital stock or other securities of the Company and the stockholder’s acts or omissions as a stockholder (or beneficial owner of securities) of the Company, and (J) whether the stockholder intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting shares required under applicable law to carry the proposal. The information required to be included in a notice shall be provided as of the date of such notice. The information required to be included in a notice shall not include any ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is directed to prepare and submit the notice on behalf of a beneficial owner of the shares held of record by such broker, dealer, commercial bank, trust company or other nominee and who is not otherwise affiliated or associated with such beneficial owner.

As to proposals regarding the nomination of members of the board, any nomination must be made by a stockholder of record at the time the notice is made and state (i) as to each nominee that the stockholder proposes for election or reelection as a director, (A) all information relating to such nominee that would be required to be disclosed in solicitations of proxies for the election of such nominee as a director pursuant to Regulation 14A under the

Exchange Act and such nominee’s written consent to serve as a director if elected, and (B) a description of all direct and indirect compensation and other material monetary arrangements, agreements or understandings during the past three years, and any other material relationship, if any, between or concerning such stockholder, or any of their respective affiliates or associates, on the one hand, and the proposed nominee or any of his or her affiliates or associates, on the other hand; and (ii) (A) the name and address of the stockholder giving the notice on whose behalf the nomination is made, (B) the class (and, if applicable, series) and number of shares of stock of the Company that are, directly or indirectly, owned beneficially or of record by the stockholder, (C) any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class (or, if applicable, series) of shares of stock of the Company or a Derivative Instrument directly or indirectly owned beneficially or of record by such stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of stock of the Company of the stockholder, (D) any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder has a right to vote any securities of the Company, (E) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or beneficially owns, directly or indirectly, an interest in a general partner, (F) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of the shares of stock of the Company or Derivative Instruments, (G) any other information relating to such stockholder, if any, required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations of the Securities and Exchange Commission thereunder, (H) a representation that the stockholder is a holder of record of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, (I) a certification as to whether or not the stockholder has complied with all applicable federal, state and other legal requirements in connection with the stockholder’s acquisition of shares of capital stock or other securities of the Company and the stockholder’s acts or omissions as a stockholder (or beneficial owner of securities) of the Company, and (J) whether the stockholder intends to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the Company’s voting shares reasonably believed by such stockholder to be sufficient to elect such nominee or nominees or otherwise to solicit proxies or votes from stockholders in support of such nomination. The Company may require any proposed nominee to furnish such other information as may be reasonably requested by the Company to determine the eligibility of the proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of the nominee. The information required to be included in a notice shall be provided as of the date of such notice. The information required to be included in a notice shall not include any ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is directed to prepare and submit the notice on behalf of a beneficial owner of the shares held of record by such broker, dealer, commercial bank, trust company or other nominee and who is not otherwise affiliated or associated with such beneficial owner.

The advance notice requirements for the Annual Meeting follows: a stockholder’s notice shall be timely if delivered to our Secretary at the address set forth above not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year’s annual meeting.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2019 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than January 15, 2019. Such proposals must be delivered to our Secretary, c/o Aerpio Pharmaceuticals, Inc., 9987 Carver Road, Cincinnati, Ohio 45242.

APPENDIX A

AERPIO PHARMACEUTICALS, INC.

AMENDED AND RESTATED 2017 EMPLOYEE STOCK PURCHASE PLAN

The purpose of the Aerpio Pharmaceuticals, Inc. Amended and Restated 2017 Employee Stock Purchase Plan (the “Plan”) is to provide eligible employees of Aerpio Pharmaceuticals, Inc. (the “Company”) and each Designated Subsidiary (as defined in Section 11) with opportunities to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). 300,000 shares of Common Stock in the aggregate have been approved and reserved for this purpose, plus on January 1, 2019, and each January 1 thereafter through January 1, 2028, the number of shares of Common Stock reserved and available for issuance under the Plan shall be cumulatively increased by the least of (i) one percent (1%) of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31st, (ii) 350,000 shares or (iii) such lesser number of shares of Common Stock as determined by the Board (as defined below). The Plan is intended to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted in accordance with that intent.

1. Administration. The Plan will be administered by the person or persons (the “Administrator”) appointed by the Company’s Board of Directors (the “Board”) for such purpose. The Administrator has authority at any time to: (i) adopt, alter and repeal such rules, guidelines and practices for the administration of the Plan and for its own acts and proceedings as it shall deem advisable; (ii) interpret the terms and provisions of the Plan; (iii) make all determinations it deems advisable for the administration of the Plan; (iv) decide all disputes arising in connection with the Plan; and (v) otherwise supervise the administration of the Plan. All interpretations and decisions of the Administrator shall be binding on all persons, including the Company and the Participants. No member of the Board or individual exercising administrative authority with respect to the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.

2. Offerings. The Company will make one or more offerings to eligible employees to purchase Common Stock under the Plan (“Offerings”). Unless otherwise determined by the Administrator, an Offering will begin on the first business day occurring on or after each January 1 and July 1 and will end on the last business day occurring on or before the following June 30 and December 31, respectively. The Administrator may, in its discretion, designate a different period for any Offering, provided that no Offering shall exceed one year in duration or overlap any other Offering.

3. Eligibility. All individuals classified as employees on the payroll records of the Company and each Designated Subsidiary are eligible to participate in any one or more of the Offerings under the Plan, provided that as of the first day of the applicable Offering (the “Offering Date”) they are customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week and have completed at least 30 days of employment. Notwithstanding any other provision herein, individuals who are not contemporaneously classified as employees of the Company or a Designated Subsidiary for purposes of the Company’s or applicable Designated Subsidiary’s payroll system are not considered to be eligible employees of the Company or any Designated Subsidiary and shall not be eligible to participate in the Plan. In the event any such individuals are reclassified as employees of the Company or a Designated Subsidiary for any purpose, including, without limitation, common law or statutory employees, by any action of any third party, including, without limitation, any government agency, or as a result of any private lawsuit, action or administrative proceeding, such individuals shall, notwithstanding such reclassification, remain ineligible for participation. Notwithstanding the foregoing, the exclusive means for individuals who are not contemporaneously classified as employees of the Company or a Designated Subsidiary on the Company’s or Designated Subsidiary’s payroll system to become eligible to participate in this Plan is through an amendment to this Plan, duly executed by the Company, which specifically renders such individuals eligible to participate herein.

4. Participation.

(a) An eligible employee who is not a Participant in any prior Offering may participate in a subsequent Offering by submitting an enrollment form to his or her appropriate payroll location at least 15 business days before the Offering Date (or by such other deadline as shall be established by the Administrator for the Offering).

(b) The enrollment form will (a) state a whole percentage or amount to be deducted from an eligible employee’s Compensation (as defined in Section 11) per pay period, (b) authorize the purchase of Common Stock in each Offering in accordance with the terms of the Plan and (c) specify the exact name or names in which shares of Common Stock purchased for such individual are to be issued pursuant to Section 10. An employee who does not enroll in accordance with these procedures will be deemed to have waived the right to participate. Unless a Participant files a new enrollment form or withdraws from the Plan, such Participant’s deductions and purchases will continue at the same percentage or amount of Compensation for future Offerings, provided he or she remains eligible.

(c) Notwithstanding the foregoing, participation in the Plan will neither be permitted nor be denied contrary to the requirements of the Code.

5. Employee Contributions. Each eligible employee may authorize payroll deductions at a minimum of 1 percent up to a maximum of 15 percent of such employee’s Compensation for each pay period. The Company will maintain book accounts showing the amount of payroll deductions made by each Participant for each Offering. No interest will accrue or be paid on payroll deductions.

6. Deduction Changes. Except as may be determined by the Administrator in advance of an Offering, a Participant may not increase or decrease his or her payroll deduction during any Offering, but may increase or decrease his or her payroll deduction with respect to the next Offering (subject to the limitations of Section 5) by filing a new enrollment form at least 15 business days before the next Offering Date (or by such other deadline as shall be established by the Administrator for the Offering). The Administrator may, in advance of any Offering, establish rules permitting a Participant to increase, decrease or terminate his or her payroll deduction during an Offering.

7. Withdrawal. A Participant may withdraw from participation in the Plan by delivering a written notice of withdrawal to his or her appropriate payroll location. The Participant’s withdrawal will be effective as of the next business day. Following a Participant’s withdrawal, the Company will promptly refund such individual’s entire account balance under the Plan to him or her (after payment for any Common Stock purchased before the effective date of withdrawal). Partial withdrawals are not permitted. Such an employee may not begin participation again during the remainder of the Offering, but may enroll in a subsequent Offering in accordance with Section 4.

8. Grant of Options. On each Offering Date, the Company will grant to each eligible employee who is then a Participant in the Plan an option (“Option”) to purchase on the last day of such Offering (the “Exercise Date”), at the Option Price hereinafter provided for, the lowest of (a) a number of shares of Common Stock determined by dividing such Participant’s accumulated payroll deductions on such Exercise Date by the lower of (i) 85 percent of the Fair Market Value of the Common Stock on the Offering Date, or (ii) 85 percent of the Fair Market Value of the Common Stock on the Exercise Date, (b) a number of shares of Common Stock determined by multiplying $2,083 by the number of full months in such Offering and dividing the result by the Fair Market Value of the Common Stock on the Offering Date, or (c) such other lesser maximum number of shares as shall have been established by the Administrator in advance of the Offering; provided, however, that such Option shall be subject to the limitations set forth below. Each Participant’s Option shall be exercisable only to the extent of such Participant’s accumulated payroll deductions on the Exercise Date. The purchase price for each share purchased under each Option (the “Option Price”) will be 85 percent of the Fair Market Value of the Common Stock on the Offering Date or the Exercise Date, whichever is less.

Notwithstanding the foregoing, no Participant may be granted an option hereunder if such Participant, immediately after the option was granted, would be treated as owning stock possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or any Parent or Subsidiary (as defined in Section 11). For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of a Participant, and all stock which the Participant has a contractual right to purchase shall be treated as stock owned by the Participant. In addition, no Participant may be granted an Option which permits his or her rights to purchase stock under the Plan, and any other employee stock purchase plan of the Company and its Parents and Subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined on the option grant date or dates) for each calendar year in which the Option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code and shall be applied taking Options into account in the order in which they were granted.

9. Exercise of Option and Purchase of Shares. Each employee who continues to be a Participant in the Plan on the Exercise Date shall be deemed to have exercised his or her Option on such date and shall acquire from the Company such number of whole shares of Common Stock reserved for the purpose of the Plan as his or her accumulated payroll deductions on such date will purchase at the Option Price, subject to any other limitations contained in the Plan. Any amount remaining in a Participant’s account at the end of an Offering solely by reason of the inability to purchase a fractional share will be carried forward to the next Offering; any other balance remaining in a Participant’s account at the end of an Offering will be refunded to the Participant promptly.

10. Issuance of Certificates. Certificates representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or in the name of a broker authorized by the employee to be his, her or their, nominee for such purpose.

11. Definitions.

The term “Compensation” means the amount of base pay, prior to salary reduction pursuant to Sections 125, 132(f) or 401(k) of the Code, but excluding overtime, commissions, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains on the exercise of Company stock options, and similar items.

The term “Designated Subsidiary” means any present or future Subsidiary (as defined below) that has been designated by the Board to participate in the Plan. The Board may so designate any Subsidiary, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the stockholders. The current list of Designated Subsidiaries is attached hereto as Appendix A.

The term “Fair Market Value of the Common Stock” on any given date means the fair market value of the Common Stock determined in good faith by the Administrator; provided, however, that if the Common Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market or another national securities exchange, the determination shall be made by reference to the closing price on such date. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price.

The term “Parent” means a “parent corporation” with respect to the Company, as defined in Section 424(e) of the Code.

The term “Participant” means an individual who is eligible as determined in Section 3 and who has complied with the provisions of Section 4.

The term “Subsidiary” means a “subsidiary corporation” with respect to the Company, as defined in Section 424(f) of the Code.

12. Rights on Termination of Employment. If a Participant’s employment terminates for any reason before the Exercise Date for any Offering, no payroll deduction will be taken from any pay due and owing to the Participant and the balance in the Participant’s account will be paid to such Participant or, in the case of such Participant’s death, to his or her designated beneficiary as if such Participant had withdrawn from the Plan under Section 7. An employee will be deemed to have terminated employment, for this purpose, if the corporation that employs him or her, having been a Designated Subsidiary, ceases to be a Subsidiary, or if the employee is transferred to any corporation other than the Company or a Designated Subsidiary. An employee will not be deemed to have terminated employment for this purpose, if the employee is on an approved leave of absence for military service or sickness or for any other purpose approved by the Company, if the employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise provides in writing.

13. Special Rules. Notwithstanding anything herein to the contrary, the Administrator may adopt special rules applicable to the employees of a particular Designated Subsidiary, whenever the Administrator determines that such rules are necessary or appropriate for the implementation of the Plan in a jurisdiction where such Designated Subsidiary has employees; provided that such rules are consistent with the requirements of Section 423(b) of the Code. Any special rules established pursuant to this Section 13 shall, to the extent possible, result in the employees subject to such rules having substantially the same rights as other Participants in the Plan.

14. Optionees Not Stockholders. Neither the granting of an Option to a Participant nor the deductions from his or her pay shall constitute such Participant a holder of the shares of Common Stock covered by an Option under the Plan until such shares have been purchased by and issued to him or her.

15. Rights Not Transferable. Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant.

16. Application of Funds. All funds received or held by the Company under the Plan may be combined with other corporate funds and may be used for any corporate purpose.

17. Adjustment in Case of Changes Affecting Common Stock. In the event of a subdivision of outstanding shares of Common Stock, the payment of a dividend in Common Stock or any other change affecting the Common Stock, the number of shares approved for the Plan and the share limitation set forth in Section 8 shall be equitably or proportionately adjusted to give proper effect to such event.

18. Amendment of the Plan. The Board may at any time and from time to time amend the Plan in any respect, except that without the approval within 12 months of such Board action by the stockholders, no amendment shall be made increasing the number of shares approved for the Plan or making any other change that would require stockholder approval in order for the Plan, as amended, to qualify as an “employee stock purchase plan” under Section 423(b) of the Code.

19. Insufficient Shares. If the total number of shares of Common Stock that would otherwise be purchased on any Exercise Date plus the number of shares purchased under previous Offerings under the Plan exceeds the maximum number of shares issuable under the Plan, the shares then available shall be apportioned among Participants in proportion to the amount of payroll deductions accumulated on behalf of each Participant that would otherwise be used to purchase Common Stock on such Exercise Date.

20. Termination of the Plan. The Plan may be terminated at any time by the Board. Upon termination of the Plan, all amounts in the accounts of Participants shall be promptly refunded.

21. Governmental Regulations. The Company’s obligation to sell and deliver Common Stock under the Plan is subject to obtaining all governmental approvals required in connection with the authorization, issuance, or sale of such stock.

22. Governing Law. This Plan and all Options and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

23. Issuance of Shares. Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

24. Tax Withholding. Participation in the Plan is subject to any minimum required tax withholding on income of the Participant in connection with the Plan. Each Participant agrees, by entering the Plan, that the Company and its Subsidiaries shall have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant, including shares issuable under the Plan.

25. Notification Upon Sale of Shares. Each Participant agrees, by entering the Plan, to give the Company prompt notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased or within one year after the date such shares were purchased.

26. Effective Date and Approval of Shareholders. The Plan shall take effect on the later of the date it is adopted by the Board and the date it is approved by the holders of a majority of the votes cast at a meeting of stockholders at which a quorum is present or by written consent of the stockholders.

APPENDIX A

Designated Subsidiaries

Aerpio Therapeutics LLC

ANNUAL MEETING OF SHAREHOLDERS OF

AERPIO PHARMACEUTICALS, INC.

June 20, 2018

PROXY VOTING INSTRUCTIONS

INTERNET - Access "www.voteproxy.com" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/21404/

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20330300000000001000 2 062018

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ Cheryl Cohen
○ Caley Castelein
○ Stephen Hoffman

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Ratification of appointment of Ernst & Young, LLP as Aerpio's independent registered accounting firm for the fiscal year ending December 31, 2018.	☐	☐	☐
3. Approval of the Amended and Restated 2017 Employee Stock Purchase Plan.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2 and Proposal 3.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

AERPIO PHARMACEUTICALS, INC.

June 20, 2018

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/21404/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20330300000000001000 2 062018

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Cheryl Cohen
- ○ Caley Castelein
- ○ Stephen Hoffman

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Ratification of appointment of Ernst & Young, LLP as Aerpio's independent registered accounting firm for the fiscal year ending December 31, 2018.	☐	☐	☐
3. Approval of the Amended and Restated 2017 Employee Stock Purchase Plan.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. **If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2 and Proposal 3.**

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

AERPIO PHARMACEUTICALS, INC.

Proxy for Annual Meeting of Shareholders on June 20, 2018

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Stephen Hoffman, Michael Rogers and Joseph Gardner, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of Aerpio Pharmaceuticals, Inc. to be held June 20, 2018 at 620 Eighth Avenue, New York, NY 10018, and at any adjournments or postponements thereof, as follows

(Continued and to be signed on the reverse side.)

1.1 14475